Exhibit 2.1

PURCHASE AND SALE AGREEMENT

between

MIDSTATES PETROLEUM COMPANY LLC
as Seller

and

BASELINE ENERGY RESOURCES, LLC
as Buyer

dated

October 2, 2014

i

4.20	Equipment and Personal Property	12
4.21	Non-Consent Operations	13
4.22	Wells	13
4.23	Insurance	13
4.24	Fracking	13
4.25	Leases	13

	ARTICLE V
	REPRESENTATIONS AND WARRANTIES OF BUYER
5.1	Organization, Existence and Qualification	13
5.2	Authority, Approval and Enforceability	13
5.3	No Conflicts	14
5.4	Consents	14
5.5	Bankruptcy	14
5.6	Litigation	14
5.7	Financing	14
5.8	Regulatory	14
5.9	Independent Evaluation	15
5.10	Brokers’ Fees	15
5.11	Accredited Investor	15

	ARTICLE VI
	CERTAIN AGREEMENTS
6.1	Conduct of Business	15
6.2	Successor Operator	17
6.3	Governmental Bonds	17
6.4	Record Retention	17
6.5	Guarantees	17
6.6	Amendment of Schedules	18
6.7	Performance Bond	18
6.8	Non-Solicitation	18
6.9	El Grande Pipeline	18
6.10	Oretta Gas Plant	20

	ARTICLE VII
	BUYER’S CONDITIONS TO CLOSING
7.1	Representations	21
7.2	Performance	21
7.3	No Legal Proceedings	21
7.4	Title Defects and Environmental Defects	21
7.5	No Material Adverse Effect	21
7.6	Closing Deliverables	21

	ARTICLE VIII
	SELLER’S CONDITIONS TO CLOSING
8.1	Representations	22
8.2	Performance	22

8.3	No Legal Proceedings	22
8.4	Title Defects and Environmental Defects	22
8.5	Replacement Bonds, Guarantees and Performance Bond	22
8.6	Closing Deliverables	22

	ARTICLE IX
	CLOSING
9.1	Date of Closing	22
9.2	Place of Closing	23
9.3	Closing Obligations	23
9.4	Records	24

	ARTICLE X
	ACCESS/DISCLAIMERS
10.1	Access	24
10.2	Confidentiality	26
10.3	Disclaimers	26

	ARTICLE XI
	TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS
11.1	Seller’s Title	30
11.2	Notice of Title Defects; Defect Adjustments	31
11.3	Casualty Loss	35
11.4	Preferential Purchase Rights and Consents to Assign	36

	ARTICLE XII
	ENVIRONMENTAL MATTERS
12.1	Notice of Environmental Defects	37
12.2	NORM, Asbestos, Wastes and Other Substances	40

	ARTICLE XIII
	ASSUMPTION; INDEMNIFICATION; SURVIVAL
13.1	Assumption of Obligations	40
13.2	Indemnities of Seller	41
13.3	Indemnities of Buyer	41
13.4	Limitation on Liability	42
13.5	Express Negligence	42
13.6	Exclusive Remedy	42
13.7	Indemnification Procedures	43
13.8	Survival	44
13.9	Waiver of Right to Rescission	45
13.10	Insurance, Taxes	45
13.11	Non-Compensatory Damages	45

	ARTICLE XIV
	TERMINATION, DEFAULT AND REMEDIES
14.1	Right of Termination	46

14.2	Effect of Termination	46
14.3	Return of Documentation and Confidentiality	47

	ARTICLE XV
	MISCELLANEOUS
15.1	Appendices, Exhibits and Schedules	47
15.2	Expenses and Taxes	47
15.3	Assignment	48
15.4	Preparation of Agreement	48
15.5	Publicity	48
15.6	Notices	49
15.7	Further Cooperation	50
15.8	Filings, Notices and Certain Governmental Approvals	50
15.9	Entire Agreement; Conflicts	50
15.10	Parties in Interest	50
15.11	Amendment	51
15.12	Waiver; Rights Cumulative	51
15.13	Governing Law; Jurisdiction	51
15.14	Severability	52
15.15	Removal of Name	52
15.16	Counterparts	52
15.17	Like-Kind Exchange	52

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	—	Defined Terms
Exhibit B	—	Leases
Exhibit B-1	—	Wells
Exhibit B-2	—	Land and Mineral Interest
Exhibit B-3	—	Applicable Contracts
Exhibit B-4	—	Easements; Rights-of-Way
Exhibit C	—	Form of Assignment and Bill of Sale
Exhibit C-1	—	Form of Deed for Land and Mineral Interest
Exhibit D	—	Excluded Assets
Exhibit E	—	Form of Transition Services Agreement
Exhibit F	—	Form of Overriding Royalty Agreement

Schedule 2.1(f)	—	Inventory
Schedule 3.8	—	Allocated Values
Schedule 4.4	—	Consents
Schedule 4.6	—	Litigation
Schedule 4.7	—	Material Contracts
Schedule 4.8	—	Violation of Laws
Schedule 4.9	—	Preferential Purchase Rights
Schedule 4.11	—	Imbalances
Schedule 4.12	—	Current Commitments
Schedule 4.13	—	Asset Taxes
Schedule 4.15	—	Suspense Funds
Schedule 4.16	—	Bonds; Guarantees
Schedule 4.17	—	Conduct of Operations
Schedule 4.18	—	Environmental Matters
Schedule 4.19	—	Payments for Production
Schedule 4.20	—	Equipment and Personal Property
Schedule 4.21	—	Non-Consent Operations
Schedule 4.22	—	Wells
Schedule 4.23	—	Insurance
Schedule 6.1	—	Conduct of Business
Schedule 6.8	—	Non-Solicitation Employees
Schedule A-1	—	Permitted Encumbrances

v

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of this 2nd day of October, 2014 (the “Execution Date”), and is between Midstates Petroleum Company LLC, a Delaware limited liability company (“Seller”), and Baseline Energy Resources, LLC, a Louisiana limited liability company (“Buyer”).  Seller and Buyer are each referred to as a “Party” and collectively referred to as the “Parties.”

RECITALS

Seller desires to sell and assign, and Buyer desires to purchase and pay for, all of Seller’s right, title and interest in and to the Assets (as defined hereinafter) effective as of the Effective Time (as defined hereinafter).

NOW, THEREFORE, for and in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1                               Defined Terms.  Capitalized terms used herein shall have the meanings set forth in Exhibit A, unless the context otherwise requires.

1.2                               References and Rules of Construction.  All references in this Agreement to Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited.  The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur.  Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.”  All references to “$” or “dollars” shall be deemed references to United States Dollars.  Each accounting term not defined herein will have the meaning given to it under GAAP as such principles are applied in the oil and gas industry and as interpreted as of the date of this Agreement.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Appendices, Exhibits and Schedules referred to herein are attached hereto and by this reference incorporated herein for all purposes.

ARTICLE II
PURCHASE AND SALE

2.1                               Purchase and Sale.  Subject to the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to purchase and pay for, all of Seller’s right, title and interest in and to the assets described in Section 2.1(a) through Section 2.1(l) (such assets, less and except and excluding, in all such instances, the Excluded Assets, collectively, the “Assets”):

(a)                                 the oil and gas leases of Seller covering those lands situated in Beauregard, Allen and Calcasieu Parishes, Louisiana set forth in Exhibit B, subject to any reservations, limitations or depth restrictions contained in Exhibit B, together with any and all other right, title and interest of Seller in and to the leasehold estates created thereby subject to the terms, conditions, covenants and obligations set forth in Exhibit B (such interest in such leases, the “Leases”) and the lands covered by the Leases or pooled, unitized, communitized or consolidated therewith (the “Lands”);

(b)                                 all oil, gas, water or injection wells located on the Leases or on any of the properties described in Section 2.1(a) or on any other lease with which any such property or Lease has been unitized (such interest in such wells, whether producing, shut-in or temporarily abandoned, including the wells set forth in Exhibit B-1, the “Wells”);

(c)                                  all Hydrocarbons, and all proceeds from the sale of Hydrocarbons, produced from the Leases, the Lands, the Wells and/or the Units, or allocated thereto, as of and after the Effective Time;

(d)                                 all rights and interests in, under or derived from all unitization and pooling agreements in effect with respect to any of the Leases or Wells and the units created thereby (the “Units”);

(e)                                  the Salt Water Disposal System, all equipment, machinery, fixtures and other tangible personal property, operational and nonoperational, owned by Seller and located on any of the Leases, Wells, Units or other Assets that is used in connection therewith as of the Effective Time, including pipelines, gathering systems, manifolds, well equipment, casing, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, processing and separation facilities, pads, structures, materials and other items primarily used in the operation thereof (collectively, the “Personal Property”);

(f)                                   the excess drilling and production pipe and other inventory owned by Seller and currently located in the storage yard of a third party (the “Inventory”) and the Pipeline, each as more fully described on Schedule 2.1(f);

(g)                                  all Imbalances relating to the Assets;

(h)                                 all rights and interests in and to those certain tracts or parcels of land situated in Beauregard Parish, Louisiana and that mineral servitude situated in Beauregard

Parish, Louisiana, in each case, to the extent set forth in Exhibit B-2 (collectively, the “Land and Mineral Interest”);

(i)                                     all Applicable Contracts, including those listed on Exhibit B-3 and all rights thereunder;

(j)                                    all permits, licenses, servitudes, easements, rights-of-way, surface leases or other surface rights appurtenant thereto to the extent used primarily in connection with the ownership or operation of any of the Leases, Wells, Units or other Assets, including those listed on Exhibit B-4;

(k)                                 all of the files, records, information and data, whether written or electronically stored, primarily relating to the Assets in Seller’s or its Affiliates’ possession, including:  (i) land and title records (including abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) correspondence; (iv) operations, environmental, production and accounting records; and (v) facility and well records (collectively, “Records”); and

(l)                                     all geophysical and other seismic and related technical data and information relating to the Assets which Seller may disclose, assign or transfer under its existing agreements and licenses without it making any additional payments, or incurring any liabilities or obligations; provided that Seller shall cooperate with Buyer in obtaining such materials and Seller shall exercise all reasonable commercial efforts to assist Buyer, at Buyer’s expense, in obtaining permission to provide such matters to Buyer pursuant to the relevant agreement.

2.2                               Excluded Assets.  Seller shall reserve and retain all of the Excluded Assets.

2.3                               Revenues and Expenses.  Subject to the provisions hereof, Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and all other income, proceeds, receipts and credits) and shall remain responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise) for all Operating Expenses, in each case, attributable to the Assets for the period of time prior to the Effective Time.  Subject to the provisions hereof, and subject to the occurrence of Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds), and shall be responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise) for all Operating Expenses, in each case, attributable to the Assets for the period of time from and after the Effective Time, provided that any such post-Effective Time capital expenditures (other than leasehold costs) do not exceed $37,000 per month.  “Operating Expenses” means all operating expenses (including costs of insurance) and all capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Assets under the relevant operating agreement or unit agreement, if any, but excluding, for the avoidance of doubt, any Income Taxes and Asset Taxes. After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Operating Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.3.

ARTICLE III
PURCHASE PRICE

3.1                               Purchase Price.  The purchase price for the Assets shall be EIGHTY MILLION DOLLARS ($80,000,000.00) (the “Purchase Price”), adjusted in accordance with this Agreement and payable by Buyer to Seller at Closing by wire transfer in immediately available funds to a bank account of Seller (the details of which shall be provided by Seller to Buyer in the Preliminary Settlement Statement).

3.2                               Deposit.

(a)                                 Within eleven (11) Business Days following execution of this Agreement, Buyer will deposit by wire transfer in same day funds with Seller the sum of FIVE MILLION DOLLARS ($5,000,000.00) (such amount, excluding any interest earned thereon, the “Deposit”).  If Closing occurs, the Deposit shall be applied toward the Adjusted Purchase Price at Closing.

(b)                                 If (i) all conditions precedent to the obligations of Buyer set forth in Article VII (other than those actions or deliveries to occur at Closing) have been met or waived by Buyer, and (ii) the transactions contemplated by this Agreement are not consummated because of:  (A) the failure of Buyer to materially perform any of its obligations hereunder, or (B) the failure of any of Buyer’s representations or warranties hereunder to be true and correct in all material respects as of the date of this Agreement and Closing, then, in such event, Seller shall have the option to: (1) terminate this Agreement and retain the Deposit together with any interest or income thereon, free of any claims by Buyer with respect thereto, as liquidated damages, or (2) if Buyer does not fund the Deposit in accordance with Section 3.2(a), seek all remedies available at law or in equity, including specific performance.

(c)                                  If (i) all conditions precedent to the obligations of Seller set forth in Article VIII (other than those actions or deliveries to occur at Closing) have been met or waived by Seller, and (ii) the transactions contemplated by this Agreement are not consummated because of:  (A) the failure of Seller to materially perform any of its obligations hereunder, or (B) the failure of any of Seller’s representations or warranties hereunder to be true and correct in all material respects as of the date of this Agreement and Closing, then, in such event, Buyer shall have the option to: (1) terminate this Agreement and receive a refund of the Deposit together with any interest or income thereon, free of any claims by Seller with respect thereto or (2) seek all remedies available at law or in equity, including specific performance.

(d)                                 If this Agreement is terminated by the mutual written agreement of Buyer and Seller, or if Closing does not occur for any reason other than as set forth in Sections 3.2(b) or 3.2(c), then Buyer shall be entitled to a refund of the Deposit together with any interest or income thereon, free of any claims by Seller with respect thereto.

(e)                                  In the event of a termination of this Agreement pursuant to Section 3.2(b), 3.2(c) or 3.2(d), Buyer and Seller shall, in each case, have the rights and obligations set forth in Section 14.2.

3.3                               Adjustments to Purchase Price.  The Purchase Price shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Purchase Price”:

(a)                                 The Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i)                                     an amount equal to, to the extent that such amount has been received by Buyer and not remitted or paid to Seller, the value of all Hydrocarbons from or attributable to the Assets in storage or existing in pipelines, plants and/or tanks (including inventory) and upstream of the pipeline connection or upstream of the sales meter as of the Effective Time, the value to be based upon the contract price in effect as of the Effective Time (or the sales price, if there is no contract price, in effect as of the Effective Time), less Burdens on such production;

(ii)                                  an amount equal to all Operating Expenses (excluding, for the avoidance of doubt, any Income Taxes and Asset Taxes) paid by Seller that are attributable to the Assets during the period following the Effective Time, whether paid before or after the Effective Time, including (A) bond and insurance premiums paid by or on behalf of Seller with respect to the Interim Period, (B) Burdens and (C) rentals and other lease maintenance payments;

(iii)                               the Title Benefit Amounts of any Title Benefits for which the Title Benefit Amounts have been determined prior to Closing;

(iv)                              the amount of all Asset Taxes allocated to Buyer in accordance with Section 15.2 but that are paid or otherwise economically borne by Seller;

(v)                                 to the extent not included as an Operating Expense for which an adjustment was made pursuant to Section 3.3(a)(ii), any insurance premiums paid by or on behalf of Seller with respect to the period following the Effective Time;

(vi)                              the portion of the Overhead Costs attributable to the Assets from and after the Effective Time up to the Closing Date;

(vii)                           an amount equal to FIVE MILLION DOLLARS ($5,000,000.00) if Buyer elects to exercise the Pre-closing ORRI Buy-Out Option prior to or on the Closing Date;

(viii)                        any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer; and

(ix)                              if applicable, the amount of any Imbalance as listed on Schedule 4.11.

(b)                                 The Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i)                                     an amount equal to, to the extent that such amount has been received by Seller and not remitted or paid to Buyer, all proceeds actually received by Seller attributable to the ownership or operation of the Assets, including the sale of Hydrocarbons produced therefrom or allocable thereto during the period following the Effective Time, net of expenses (other than Operating Expenses and other expenses taken into account pursuant to

Section 3.3(a)), Income Taxes and Asset Taxes) directly incurred in earning or receiving such proceeds;

(ii)                                  if Seller makes the election under Section 11.2(d)(i) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined prior to Closing;

(iii)                               if Seller makes the election under Section 12.1(b)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect if the Remediation Amount has been determined prior to Closing;

(iv)                              the Allocated Value of the Assets excluded from the transactions contemplated hereby pursuant to Section 10.1(b), Section 11.2(d)(ii), Section 11.4(a)(i), Section 11.4(c)(i) or Section 12.1(b)(ii);

(v)                                 the amount of all Asset Taxes allocated to Seller in accordance with Section 15.2 but that are paid or otherwise economically borne by Buyer;

(vi)                              an amount equal to all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of Working Interests, royalties, overriding royalties and other similar interests (in each case) that are held by Seller in suspense as of the Closing Date;

(vii)                           any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer; and

(viii)                        if applicable, the amount of any Imbalance as listed on Schedule 4.11.

3.4                               Adjustment Methodology.  When available, actual figures will be used for the adjustments to the Purchase Price at Closing.  To the extent actual figures are not available, estimates will be used subject to final adjustments in accordance with Section 3.6 and Section 3.7.

3.5                               Preliminary Settlement Statement.  Not less than five (5) Business Days prior to Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Seller’s accounts for the wire transfers of funds as required by Section 3.1 and Section 9.3(d).  Within two (2) Business Days of receipt of the Preliminary Settlement Statement, Buyer will deliver to Seller a written report containing all changes with the explanation therefor that Buyer proposes to be made to the Preliminary Settlement Statement.  The Parties shall in good faith attempt to agree on the Preliminary Settlement Statement as soon as possible after Seller’s receipt of Buyer’s written report.  The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree upon an adjustment set forth in the Preliminary Settlement Statement, then the amount of such adjustment used to adjust the

Purchase Price at Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Seller to Buyer pursuant to this Section 3.5.

3.6                               Final Settlement Statement.

(a)                                 On or before ninety (90) days after Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Seller, based on actual income and expenses during the Interim Period and which takes into account all final adjustments made to the Purchase Price and shows the resulting final Purchase Price (the “Final Price”).  The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement.  As soon as practicable, and in any event within thirty (30) days after receipt of the Final Settlement Statement, Buyer shall return to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”).  Any changes not so specified in the Dispute Notice shall be deemed waived, and Seller’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail.  If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be correct and will be final and binding on the Parties and not subject to further audit or arbitration.  If the Final Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer, the Final Settlement Statement and the Final Price shall be final and binding on the Parties.  Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing Party within ten (10) days of final determination of such owed amounts in accordance herewith to the owed Party.  All amounts paid pursuant to this Section 3.6 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

(b)                                 If, within one hundred eighty (180) days from the delivery of the Final Settlement Statement pursuant to the provisions of Section 3.6(a) (i) either Party receives monies (including proceeds of production) belonging to the other Party pursuant to Section 2.3 or otherwise, then such monies shall, within five (5) Business Days after the end of the month in which they were received, be paid over by the receiving Party to the owed Party, (ii) either Party pays monies for Operating Expenses that are the obligation of the other Party pursuant to Section 2.3 or otherwise, then the obligated Party shall, within five (5) Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice are received by it, reimburse the paying Party therefor, (iii) either Party receives an invoice of an expense or obligation that is owed by the other Party pursuant to Section 2.3 or otherwise, then the receiving Party shall promptly forward such invoice to the obligated Party and (iv) if an invoice of an expense or other obligation is received by either Party and is the obligation of both Parties, then the Parties shall consult with each other and shall each promptly pay its portion of such invoice to the obligee. Each Party shall be permitted to offset any monies owed by it to the other Party pursuant to this Section 3.6 against amounts owing by it to such other Party pursuant to this Section 3.6.

3.7                               Disputes.  If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall within ten (10) Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of twenty pages or less and submit such summaries to such Person as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit.  Within ten (10) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above.  Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction.  The costs of such Accounting Arbitrators shall be borne one-half by Buyer and one-half by Seller.

3.8                               Allocation of Purchase Price / Allocated Values.  Buyer and Seller agree that the Purchase Price shall be allocated among the Assets as set forth in Schedule 3.8 to this Agreement (the “Allocated Values”).  Buyer and Seller agree that such allocation is reasonable and shall not take any position inconsistent therewith, including in notices to Preferential Purchase Right holders.  Seller and Buyer, however, make no representation or warranty as to the accuracy of such values.  Each Party shall utilize the Allocated Values, as updated by mutual agreement of the Parties to reflect any adjustment to the Purchase Price pursuant to this Agreement and any Assumed Obligations or other items treated as consideration for federal income Tax purposes, in accordance with Section 1060 of the Code for purposes of all federal, state and local Tax returns and reports, including Internal Revenue Service Form 8594, and neither Party nor its Affiliates shall take any position on any Tax return that is inconsistent with such Allocated Values, as adjusted; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the matters specifically listed or disclosed in the Schedules to this Agreement (as added, supplemented or amended pursuant to Section 6.6), Seller represents and warrants to Buyer the following:

4.1                               Organization, Existence and Qualification.  Seller is a limited liability company duly formed and validly existing under the Laws of the State of Delaware.  Seller has all requisite power and authority to own and operate its property (including, its interests in the Assets) and to carry on its business as now conducted.  Seller is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law.

4.2                               Authority, Approval and Enforceability.  Seller has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein.  The execution, delivery and performance by Seller of this Agreement have been duly and validly authorized and approved by all necessary limited liability company action on the part of Seller.  Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction

Documents to which Seller is a party when executed and delivered by Seller will be, the valid and binding obligations of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3                               No Conflicts.  Except as set forth in Schedule 4.4, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational documents of Seller, (b) except for Permitted Encumbrances, result in a material default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other Applicable Contract to which Seller is a party or by which Seller or the Assets may be bound or (c) violate any Law in any material respect applicable to Seller or any of the Assets.

4.4                               Consents.  Except (a) as set forth in Schedule 4.4, (b) for Customary Post-Closing Consents, and (c) under Contracts that are terminable upon not greater than sixty (60) days’ notice without payment of any fee there are no restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case), that Seller is required to obtain in connection with the transfer of the Assets by Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Seller (each, a “Consent”).

4.5                               Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or threatened in writing against Seller or any Affiliate of Seller.

4.6                               Litigation.  Except as set forth in Schedule 4.6, there is no suit, action or litigation by any Third Party before any Governmental Authority, and no legal, administrative or arbitration proceeding, (in each case) pending or, to Seller’s Knowledge, threatened in writing against Seller or the Assets that would have a Material Adverse Effect.

4.7                               Material Contracts.

(a)                                 Except for Contracts entered into in accordance with Section 6.1, Schedule 4.7 sets forth all Applicable Contracts of the type described below (collectively, the “Material Contracts”):

(i)                                     any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller of more than $100,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii)                                  any Applicable Contract that can reasonably be expected to result in aggregate revenues to Seller of more than $100,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii)                               any Hydrocarbon purchase and sale, transportation, processing or similar Applicable Contract that is not terminable without penalty upon sixty (60) days’ or less notice;

(iv)                              any Encumbrance (other than Permitted Encumbrances), indenture, mortgage, loan, credit or sale-leaseback or similar Applicable Contract that can reasonably be expected to result in aggregate payments by Seller during the current or any subsequent calendar year;

(v)                                 any Applicable Contract that constitutes a lease under which Seller is the lessor or the lessee of real or Personal Property which lease (A) cannot be terminated by Seller without penalty upon sixty (60) days’ or less notice and (B) involves an annual base rental of more than $150,000;

(vi)                              any farmout agreement, participation agreement, exploration agreement, development agreement, joint operating agreement, unit agreement or similar Applicable Contract;

(vii)                           any Applicable Contract between Seller and any Affiliate of Seller that will not be terminated prior to Closing;

(viii)                        any Applicable Contract which contains any Encumbrance (other than a Permitted Encumbrance) affecting any of the Assets;

(ix)                              any Applicable Contract relating to any Phase I or Phase II environmental assessments relating to an Asset; and

(x)                                 any other Applicable Contract, the termination of which would have a Material Adverse Effect and is not of the type disclosed by clauses (i) — (ix).

(b)                                 Except as set forth in Schedule 4.7, (i) there exists no material default under any Material Contract by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute any material default under any such Material Contract by Seller or, to Seller’s Knowledge, any other Person who is a party to such Material Contract; (ii) each of the Material Contracts is in full force and effect and constitutes a legal, valid, and binding agreement, enforceable in accordance with its terms, of each party thereto; (iii) there are no material violations or breaches of any Material Contract or existing facts or circumstances which upon notice or the passage of time or both will constitute a material violation or breach thereof; (iv) no notice of the exercise or attempted exercise of premature termination, price reduction, market-out or curtailment of any Material Contract has been received by Seller or any Affiliate of Seller nor, to Seller’s Knowledge, any other party to such Material Contract; (v) no notice has been received by Seller or any Affiliate of Seller nor, to Seller’s Knowledge, any other party to such Material Contract, that any party thereto intends not to honor its obligations under any Material Contract; and (vi) neither Seller, nor, to Seller’s Knowledge, any other party to a Material Contract, is participating in any discussions or negotiations regarding modification of any Material Contract.  No consent of any third parties is required under any of the Material Contracts as a result of the transfer of the Material Contract unto Buyer, except for such consents identified in Schedule 4.4.  Seller has provided Buyer with a complete copy of each Material Contract.

4.8                               No Violation of Laws.  Except as set forth in Schedule 4.8, Seller is not in violation of any Laws in any material respect with respect to its ownership and operation of the Assets.  Notwithstanding the foregoing, this Section 4.8 does not apply to any matters with respect to (x) Laws related to Taxes, such matters being addressed exclusively in Sections 4.13 or (y) Environmental Laws, such matters being addressed exclusively in Section 4.18 and Section 4.24.

4.9                               Preferential Purchase Rights.  Except as set forth in Schedule 4.9, there are no preferential purchase rights, rights of first refusal or other similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”).

4.10                        Royalties, Etc.  Except for such items that are being held in suspense for which the Purchase Price is adjusted pursuant to Section 3.3(b)(vi), Seller has paid all Burdens with respect to the Assets due by Seller, or if not paid, is contesting such Burdens in good faith in the normal course of business.

4.11                        Imbalances.  To Seller’s Knowledge, Schedule 4.11 sets forth all material Imbalances associated with the Assets as of the Effective Time.

4.12                        Current Commitments.  Schedule 4.12 sets forth, as of the date of this Agreement, all authorities for expenditures (the “AFEs”) relating to the Assets to drill or rework wells or for other capital expenditures pursuant to any of the Material Contracts for which all of the activities anticipated in such AFEs or commitments have not been completed by the date of this Agreement.

4.13                        Tax Matters.  Except (i) to the extent an inaccuracy of the following would neither result in a lien on any of the Assets nor a Tax liability on the Buyer or (ii) as set forth on Schedule 4.13:

(a)                     All material tax returns required to be filed with respect to the Assets have been filed when due (taking into account any applicable filing extensions) and such tax returns are true, complete and correct in all material respects. All Taxes related to the Assets or owed by the Seller have been timely paid in full.  None of the Assets is subject to any lien arising in connection with any failure or alleged failure to pay any Tax (other than Taxes not yet due and payable).

(b)                     There are no outstanding waivers or extensions of any statutes of limitations regarding the assessment or collection of unpaid Taxes with respect to the Seller.  No unresolved Tax actions, proceedings or audits related to the Assets or the Seller are pending or have been threatened against Seller in writing.

4.14                        Brokers’ Fees.  Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees or similar forms of compensation relating to the transactions contemplated by this Agreement for which Buyer or Buyer’s Affiliates shall have any responsibility.

4.15                        Suspense Funds.  Schedule 4.15 sets forth all material funds held in suspense by Seller and relating to the Assets as of the Execution Date.

4.16                        Bonds; Guarantees.  Schedule 4.16 sets forth a list of all bonds, letters of credit and guarantees posted as of the Execution Date by Seller with any Governmental Authority or third person relating to the Assets.

4.17                        Conduct of Operations.  Except as described on Schedule 4.17, (a) the Assets for which Seller is the operator have been operated in the ordinary course of business consistent with past practices of Seller, and (b) to Seller’s Knowledge, the Assets for which Seller is a non-operator have been operated in the ordinary course of business consistent with the past practices of the applicable operator.

4.18                        Environmental Matters.  Except as set forth on Schedule 4.18, to Seller’s Knowledge: (a) Seller’s ownership and operation of the Assets, including the Land and Mineral Interest, is in compliance with all Environmental Laws in all material respects; (b) there has been no material contamination of groundwater, surface water, soil or seabed relating to the Assets resulting from activities thereon which was required to be remediated under applicable Environmental Laws on or before the Execution Date for which the owner of the Assets would be liable but which has not been Remediated in compliance with Environmental Laws; and (c) Seller has not received any notification, whether written or oral, in which a Third Party or a Governmental Authority has asserted that Seller has failed to fully comply with all Environmental Laws in any material respect.  Except as set forth in Schedule 4.6, there are no Legacy Lawsuits actually filed or, to Seller’s Knowledge, threatened to be filed which would affect the Assets.  To Seller’s Knowledge, Seller has all material environmental permits from Governmental Authorities to maintain the Assets in the ordinary course of business as currently conducted by Seller and in material compliance with Law.

4.19                        Payments for Production.  Except as disclosed on Schedule 4.19, Seller is not obligated by virtue of a take or pay payment, advance payment or other similar payment to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Seller’s ownership interest in the Assets at some future time without receiving payment therefor at or after the time of delivery.

4.20                        Equipment and Personal Property.  Except as set forth on Schedule 4.20, to Seller’s Knowledge: (a) all currently producing Wells and all Personal Property are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted; (b) with respect to the Assets operated by Seller, Seller has all easements, rights of way, licenses, permits and authorizations from Governmental Authorities necessary to access, construct, operate, maintain and repair all Personal Property in the ordinary course of business as currently conducted by Seller and in material compliance with all Laws; and (c) subject to the occurrence of the Closing as provided herein, Seller’s title to all Personal Property shall be transferred to Buyer free and clear of all Encumbrances other than Permitted Encumbrances.

4.21                        Non-Consent Operations.  Except as disclosed on Schedule 4.21, as of the date of this Agreement, there are no situations in which Seller has elected not to participate in any operation or activity with respect to the Assets which would result in Seller’s interest in any Asset becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity.

4.22                        Wells.  All Wells drilled by Seller as the operator thereof have been drilled and completed in all material respects within the limits permitted by the relevant Leases and Applicable Contracts.  Except as set forth on Schedule 4.22, there are not any Wells or any Personal Property that (i) Seller is currently obligated by any Laws or contract to currently plug, dismantle and/or abandon; or (ii) have been plugged, dismantled or abandoned in a manner that does not comply in all material respects with Laws or Applicable Contracts.

4.23                        Insurance.  Schedule 4.23 lists all the insurance policies maintained by Seller with respect to the Assets.

4.24                        Fracking.  All fracking operations that have been conducted or performed on the Assets have been done in strict compliance with all applicable Laws of the State of Louisiana and the United States, including, but not limited to, compliance with all applicable Environmental Laws, environmental rules and environmental regulations issued by any Governmental Authority, except where such violations would not have a Material Adverse Effect.  Further, all such fracking operations have been conducted in accordance with customary industry standards and practices and pursuant to the standards of a good faith prudent operator.  Seller has not received or been advised in writing of any complaints made by any Third Person or by any Governmental Authority relating to any actual or proposed fracking to be performed on the Assets.

4.25                        Leases.  As of the date of this Agreement, there are no demands, whether written or oral, relating to the validity of the Leases or as to payments due thereunder or for any surface damages or restoration damage made by a lessor for an amount in excess of $50,000.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller the following:

5.1                               Organization, Existence and Qualification.  Buyer is a Louisiana limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Louisiana and has all requisite power and authority to own and operate its property and to carry on its business as now conducted.  Buyer is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law.

5.2                               Authority, Approval and Enforceability.  Buyer has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein.  The execution, delivery and performance by Buyer of this Agreement have been duly and validly authorized and approved by all necessary action on the part of Buyer.  Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which Buyer is a party when executed and delivered by Buyer will be, the valid and binding obligations of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3                               No Conflicts.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational documents of Buyer, (b) result in a material default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound, (c) violate any judgment, order, ruling or regulation applicable to Buyer as a party in interest or (d) violate any Law in any material respect applicable to Buyer or any of its property.

5.4                               Consents.  There are no consents or other restrictions on assignment, including requirements for consents from Third Parties to any assignment, (in each case) that Buyer is required to obtain in connection with the consummation of the transactions contemplated by this Agreement by Buyer.

5.5                               Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened in writing against Buyer or any Affiliate of Buyer.

5.6                               Litigation.  As of the date of this Agreement, there is no suit, action or litigation by any Person by or before any Governmental Authority, and no legal, administrative or arbitration proceeding, (in each case) pending, or to Buyer’s knowledge, threatened in writing against Buyer that would have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.

5.7                               Financing.  Buyer (i) as of the date of this Agreement, has or has access to, and (ii) shall have as of the Closing Date, with respect to each of clause (i) and (ii), sufficient cash in immediately available funds with which to pay the Purchase Price, consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and the Transaction Documents.

5.8                               Regulatory.  Buyer is and hereafter shall continue to be qualified per Law to own and assume operatorship of the Assets in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner or operator.  To the extent required by any Laws, Buyer has maintained, and will hereafter continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all Laws governing the ownership and operation of such leases and has filed any and all required reports necessary for such ownership and operation with all Governmental Authorities having jurisdiction over such ownership and operation.

5.9                               Independent Evaluation.  Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities.  In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, except as set forth in this Agreement Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors of Seller, and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Assets.

5.10                        Brokers’ Fees.  Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees or similar forms of compensation relating to the transactions contemplated by this Agreement for which Seller or Seller’s Affiliates shall directly or indirectly have any responsibility.

5.11                        Accredited Investor.  Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any state blue sky Laws or any other securities Laws.

ARTICLE VI
CERTAIN AGREEMENTS

6.1                               Conduct of Business.

(a)                                 Except (w) as set forth in Schedule 6.1, (x) for the operations covered by the AFEs and other capital commitments described in Schedule 4.12, (y) for actions taken in connection with emergency situations or to maintain a lease and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall from and after the date hereof until Closing:

(i)                                     Operate and maintain the Assets in the usual, regular and ordinary manner consistent with past practice;

(ii)                                  Renew the Leases that expire prior to Closing (including the Leases described as “Expiring Leases” in Schedule 6.1) in the usual, regular and ordinary manner consistent with past practice;

(iii)                               maintain the books of account and Records relating to the Assets in the usual, regular and ordinary manner, in accordance with the usual accounting practices of Seller;

(iv)                              notify the Buyer in writing of any material operational election, drilling opportunities or commitments as promptly as reasonably practicable to allow Buyer to review and comment upon any such election, opportunity or commitment;

(v)                                 provide, at the end of each week, production reports for the week prior; and

(vi)                              provide, as soon as they become available on a monthly basis, Operating Expense reports for the prior month.

(b)                                 Except (w) as set forth in Schedule 6.1, (x) for the operations covered by the AFEs and other capital commitments described in Schedule 4.12, (y) for actions taken in connection with emergency situations or to maintain a lease and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall, from and after the date hereof until Closing:

(i)                                     not propose any operation reasonably expected to cost Seller in excess of $100,000;

(ii)                                  not consent to any operation proposed by a Third Party that is reasonably expected to cost Seller in excess of $100,000;

(iii)                               not elect to go non-consent on any project without the express written consent of Buyer;

(iv)                              not enter into an Applicable Contract that, if entered into on or prior to the date of this Agreement, would be required to be listed in Schedule 4.7, or materially amend or change the terms of any Material Contract;

(v)                                 not transfer, sell, mortgage, pledge or dispose of any portion of the Assets other than (A) the sale and/or disposal of Hydrocarbons in the ordinary course of business, (B) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained and (C) disposals of Assets where the consideration is less than $150,000 in the aggregate (pre-disposal);

(vi)                              not reduce or terminate existing insurance;

(vii)                           not voluntarily release or surrender the authority and right to operate any Asset;

(viii)                        not agree to waive, compromise or settle any claim in excess of $100,000 relating to an Asset; and

(ix)                              not commit to do any of the foregoing.

(c)                                  Buyer acknowledges Seller owns undivided interests in certain of the properties comprising the Assets that it is not the operator thereof, and Buyer agrees that the acts or omissions of the other Working Interest owners (including the operators) who are not Seller or any Affiliate of Seller shall not constitute a breach of the provisions of this Section 6.1, and no action required by a vote of Working Interest owners shall constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 6.1;

provided, however, that Seller shall act in good faith and utilize all reasonable commercial efforts to have such other Working Interest owners and operators to comply with all terms and provisions hereof.

6.2                               Successor Operator.  While Buyer acknowledges that it desires to succeed Seller as operator of those Assets or portions thereof that Seller may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of such Assets since the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator.  Seller agrees, however, that as to the Assets it operates, it shall, after Closing: (i) provide written notice to any co-working interest owners or partners of a particular Asset that it has resigned as operator of such Asset; (ii) nominate Buyer as its successor operator for the Asset; and (iii)  use its commercially reasonable efforts to support Buyer’s efforts to become successor operator of such Assets (to the extent permitted under any applicable joint operating agreement) effective as of Closing (at Buyer’s sole cost and expense) and to designate and/or appoint, to the extent legally possible and permitted under any applicable joint operating agreement, Buyer as successor operator of such Assets effective as of Closing.

6.3                               Governmental Bonds.  All bonds, letters of credit or other guarantees which Buyer must replace at Closing are listed on Schedule 4.16.  Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities and relating to the Assets are transferable to Buyer.  On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of the Buyer, replacements for such bonds, letters of credit and guarantees to the extent such replacements are necessary (a) for Buyer’s ownership of the Assets and (b) to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller and/or its Affiliates with respect to the Assets.  In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such authorities to own and, where appropriate, operate the Assets.

6.4                               Record Retention.  Buyer shall and shall cause its successors and assigns to, for a period of seven (7) years following Closing, (a) retain the Records, (b) provide Seller, its Affiliates and its and their respective officers, employees and representatives with access to the Records (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller’s expense, and (c) provide Seller, its Affiliates and its and their respective officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any indemnity claim made under Section 13.2 for review and copying at Seller’s expense.  At the end of such seven (7) year period and prior to destroying any of the Records, Buyer shall notify Seller in advance of such destruction and provide Seller an opportunity to copy such Records at Seller’s sole cost and expense.

6.5                               Guarantees.  Buyer shall cooperate with Seller in order to cause Seller and its Affiliates to be released, as of the Closing Date, from all guarantees, including any performance bonds previously put in place by Seller, all of which are set forth in Schedule 6.5 (the “Guarantees”).  Without limiting the foregoing, if required by the counterparty to any Guarantee, Buyer shall provide, effective as of the Closing Date, substitute arrangements of

Buyer or its Affiliates covering all periods covered by the Guarantees, such substitute arrangements to be equivalent or better in terms of type of security and creditworthiness of the party providing the security as compared to the Guarantees.  In the event that any counterparty to any such Guarantee does not release Seller and its Affiliates, then, from and after Closing, Buyer shall indemnify Seller or its relevant Affiliate against all amounts incurred by Seller or its relevant Affiliate under such Guarantee (and all costs incurred in connection with such Guarantee) if applicable to Assets acquired by Buyer.  Notwithstanding anything to the contrary contained in this Agreement, any cash placed in escrow by Seller or any Affiliate of Seller pursuant to the Guarantees must be returned to Seller, and shall be deemed an Excluded Asset.

6.6                               Amendment of Schedules.  Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter arising which, if existing or known at the date hereof or thereafter, would have been required to be set forth or described in such Schedules.  For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article VII have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the date of this Agreement, and at Closing and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto.

6.7                               Performance Bond.  On or before the Closing Date, Buyer shall obtain any performance bonds (the “Bond”) required by the State of Louisiana in order for Buyer to operate the Assets as of Closing in compliance with Louisiana Laws.

6.8                               Non-Solicitation.  From the Execution Date until one (1) year after the Closing Date, Buyer will not, and will cause its Affiliates not to, directly or indirectly, solicit for employment or employ any officer or employee (excluding field personnel) of or under contract to Seller or its Affiliates without obtaining the prior written consent of Seller; provided, however, that (i) the term “solicit for employment” shall not include (a) general solicitations of employment not specifically directed towards any officer or employee (excluding field personnel) of or under contract to Seller or its Affiliates and (b) any Person that contacts Buyer without having received a prior solicitation from Buyer and (ii) from and after the Execution Date, Buyer may solicit for employment the employees of or under contract to Seller or its Affiliates identified on Schedule 6.8 or any field personnel in Louisiana for employment commencing after the Closing without obtaining the prior written consent of Seller.  Each offer of employment pursuant to the preceding sentence shall comply with the requirements of Law.  Notwithstanding anything to the contrary contained in this Section 6.8, neither White Deer Energy L.P. II nor any of its Affiliates (other than the Buyer or its subsidiaries) will be considered Affiliates for purposes of this Section 6.8.

6.9                               El Grande Pipeline.

(a)                                 The production pipeline purchased pursuant to Section 2.1(f) that is identified as the El Grande Pipeline in Schedule 2.1(f) (the “Pipeline”) is included as part of the Assets for $1 million of the Purchase Price.  From the Closing until December 31, 2018 (the “Pipeline Period”), Buyer agrees to allocate $0.30 per million cubic foot (“Mcf”) for each Mcf that is received into the Pipeline daily at the existing receipt points or any newly constructed receipt points along the Pipeline (the “Allocated Amount”). As of the date during the Pipeline Period when the Pipeline generates Available Cash exceeding the Target Cash Amount, and going forward for the remainder of the Pipeline Period, Seller shall be entitled to receive fifty percent (50%) of the Available Cash that exceeds the Target Cash Amount until the expiration of the Pipeline Period; provided that in no event shall Seller be entitled to receive pursuant to this Section 6.9(a) a total amount that exceeds $2 million.

(b)                                 Within thirty (30) days following the end of each calendar year during the Pipeline Period, Buyer will determine (in good faith) the amount of cumulative Available Cash to include the amounts accumulated in the previous calendar year (or pro-rata portion thereof) and notify Seller in writing thereof along with reasonable documentation as to how the calculation was arrived at.  Within thirty (30) days after the receipt of Buyer’s notification to Seller of the cumulative Available Cash, Seller may deliver a written notice to Buyer stating whether Seller has any objections to the calculation of Available Cash, describing in reasonable detail any objections thereto.  During such thirty (30) day period, upon Seller’s reasonable request and advanced notice, Seller will have the right to (A) review the receipt point measuring equipment and reports verifying the accuracy of such equipment, which verification shall be performed at least quarterly and measuring equipment shall be maintained to be no more than 2% inaccurate; (B) review such financial books and records, work papers, written procedures, and reports used to prepare the amount of Available Cash; and (C) access Buyer’s personnel necessary to enable Seller and its accountants and other representatives to evaluate the calculation of Available Cash.  Failure to give a timely objection notice (or written notification from Seller that it has no objection to the calculation of Available Cash) will constitute acceptance and approval of the calculation of Available Cash, and such calculation of Available Cash will be final and binding upon the Parties.

(c)                                  If Seller notifies Buyer of any objection to the calculation of Available Cash within the time period set forth in Section 6.9(b), Buyer and Seller will attempt in good faith to reach an agreement as to any matter in dispute.  If such Parties have failed to resolve any such disputed item within fifteen (15) days after receipt of timely notice of such objection, then any such disputed item will be submitted to and determined by a mutually agreed third party (the “Neutral Third Party”).  The Neutral Third Party will be given reasonable access to all of the records and personnel of Buyer necessary to resolve any disputed item regarding the calculation of Available Cash, and will be instructed to submit its determination in writing with respect to any disputed matters to Buyer and Seller within twenty (20) days.  The Neutral Third Party will address only those items properly disputed in accordance with Section 6.9(b) and the Neutral Third Party may not assign a value greater than the greatest value or lower than the lowest value for any such item claimed by Buyer, on the one hand, or Seller, on the other hand.  The Buyer and Seller will be entitled to present any materials they deem appropriate to the Neutral Third Party, including at a meeting with all Parties present (to the extent such Parties desire to be present in such meeting), to discuss their respective positions.  The fees and expenses of such Neutral Third Party incurred in resolving the disputed matter will be equitably apportioned by such Neutral Third Party based on the extent to which Buyer, on the one hand, or Seller, on the other hand, is determined by the Neutral Third Party to be the prevailing party in the resolution of each such disputed matter so that the prevailing party pays a lower portion of the fees and expenses.  The calculation of Available Cash properly disputed under this Section 6.9(c) will, after resolution of such dispute pursuant to this Section 6.9(c), be final, binding and conclusive on all Parties hereto.

(d)                                 If the cumulative Available Cash at the end of any calendar year, as finally determined, is greater than the Target Cash Amount, Buyer will pay fifty percent (50%) of such excess accumulated during such calendar year on a dollar for dollar basis to Seller in immediately available funds within five (5) Business Days after the determination of Available Cash becomes final and binding.

(e)                                  In the event that the Buyer sells the Pipeline prior to the expiration of the Pipeline Period, Buyer will calculate the Available Cash for the portion of the calendar year from January 1 through the date of the close of such sale, and remit to Seller in writing such Available Cash calculation within thirty (30) days following the closing date of such sale.  Seller has the right to notify Buyer of any objections to the notification providing the Available Cash calculation pursuant to Section 6.9(c).  Buyer will remit to Seller in immediately available funds within five (5) Business Days after the determination of the Available Cash becomes final and binding the sum of: (i) fifty percent (50%) of the amount of cumulative Available Cash that is greater than the Target Cash Amount that was accumulated during the calendar year from January 1 through the date of the close of such sale, and (ii) fifty percent (50%) of the amount by which cumulative Available Cash through the date of close of such sale plus Remaining Cash Payments exceed Target Cash, less any payment already made under this Section 6.9.  “Remaining Cash Payments” are defined as the product of (A) the Available Cash for the most recent full calendar quarter prior to the sale multiplied by (B) the number of remaining calendar quarters from the date of the sale until the expiration of the Pipeline Period.

(f)                                   Notwithstanding anything to the contrary contained herein, Buyer shall be entitled to elect to make an early buy out option (the “Buy Out Option”) of the Buyer’s obligations under this Section 6.9 by paying Seller the following:  (i) prior to the end of the 2015 calendar year, Buyer may elect to pay Seller an amount equal to One Million Two Hundred and Fifty Thousand Dollars ($1,250,000) less any payments previously made by Buyer to Seller under this Section 6.9, (ii) prior to the end of the 2016 calendar year, One Million Five Hundred Thousand Dollars ($1,500,000) less any payments previously made by Buyer to Seller under this Section 6.9, (iii) prior to the end of the 2017 calendar year, Buyer may elect to pay Seller an amount equal to One Million Seven Hundred and Fifty Thousand Dollars ($1,750,000) less any payments previously made by Buyer to Seller under this Section 6.9, or (iv) prior to the end of the 2018 calendar year, Buyer may elect to pay Seller an amount equal to Two Million Dollars ($2,000,000) less any payments previously made by Buyer to Seller under this Section 6.9.  Buyer may elect the Buy Out Option by proving Seller with written notice of its election to exercise the Buy Out Option at any time prior to thirty (30) days of the end of any calendar year during the Pipeline Period.

6.10                        Oretta Gas Plant.  Seller shall use commercially reasonable efforts to cause the Oretta Gas Plant Matter to be resolved in compliance with applicable Environmental Laws, including EPA Regulation 40 CFR Part 60, Subpart OOOO, at Seller’s cost as promptly as reasonably practicable.  Seller may elect any method, as reasonably approved by Buyer (the “Method”), that will allow the Oretta Gas Plant Matter to be resolved in compliance with applicable Environmental Laws.  Seller shall have no further responsibility under this Section

6.10 after such time as the Oretta Gas Plant Matter has been initially brought into compliance with applicable Environmental Law (“Compliance”), even if such issue arises again after the time such matter has initially been brought into Compliance.  Notwithstanding the foregoing, if Seller is unable to bring the Oretta Gas Plant Matter into Compliance by the Closing Date, Buyer shall conduct and direct the Method after the Closing Date to bring the Oretta Gas Plant Matter into Compliance as promptly as reasonably practicable after the Closing Date, and the costs and expenses incurred in connection with obtaining such Compliance shall be borne by the Seller.

ARTICLE VII
BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by Seller or waiver by Buyer, on or prior to Closing of each of the following conditions:

7.1                               Representations.  The representations and warranties of Seller set forth in Article IV shall be true and correct in all respects on and as of the Execution Date and on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that would not have a Material Adverse Effect.

7.2                               Performance.  Seller shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.

7.3                               No Legal Proceedings.  No material suit, action, litigation or other proceeding by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

7.4                               Title Defects and Environmental Defects.  In each case subject to the Individual Title Defect Threshold, the Individual Environmental Threshold and the Aggregate Deductible, as applicable, the sum of (a) all Title Defect Amounts determined under Section 11.2(g) prior to Closing, less the sum of all Title Benefit Amounts determined under Section 11.2(h) prior to Closing, plus (b) all Remediation Amounts for Environmental Defects determined under Article XII prior to Closing shall be less than fifteen percent (15%) of the Purchase Price.

7.5                               No Material Adverse Effect.  Since the date of this Agreement there must have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Seller.

7.6                               Closing Deliverables.  Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 9.3.

ARTICLE VIII
SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Buyer or waiver by Seller on or prior to Closing of each of the following conditions:

8.1                               Representations.  The representations and warranties of Buyer set forth in Article V shall be true and correct in all material respects on and as of the Execution Date and on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

8.2                               Performance.  Buyer shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

8.3                               No Legal Proceedings.  No material suit, action, litigation or other proceeding by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

8.4                               Title Defects and Environmental Defects.  In each case subject to the Individual Title Defect Threshold, the Individual Environmental Threshold and the Aggregate Deductible, as applicable, the sum of (a) all Title Defect Amounts determined under Section 11.2(g) prior to Closing, less the sum of all Title Benefit Amounts determined under Section 11.2(h) prior to Closing, plus (b) all Remediation Amounts for Environmental Defects determined under Article XII prior to Closing shall be less than fifteen percent (15%) of the Purchase Price.

8.5                               Replacement Bonds, Guarantees and Performance Bond.  Buyer shall have obtained, in the name of Buyer, (a) replacements for Seller’s and/or its Affiliates’ bonds, letters of credit and guarantees, to the extent required by Section 6.3, (b) replacements for the Guarantees to the extent required by Section 6.5 and (c) the Bond.

8.6                               Closing Deliverables.  Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by Buyer under Section 9.3.

ARTICLE IX
CLOSING

9.1                               Date of Closing.  Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on or before November 21, 2014, or such other date as Buyer and Seller may agree upon in writing.  The date on which the Closing actually occurs shall be the “Closing Date.”

9.2                               Place of Closing.  Closing shall be held at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Suite 2500, Houston, Texas 77002, or such other place as mutually agreed upon by the Parties.

9.3                               Closing Obligations.  At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)                                 Seller and Buyer shall execute, acknowledge and deliver the Assignment and Deed in sufficient counterparts to facilitate recording in the applicable parishes covering the Assets.

(b)                                 Seller and Buyer shall execute and deliver assignments, on appropriate forms, of state Leases included in the Assets in sufficient counterparts to facilitate filing with the applicable Governmental Authority.

(c)                                  Seller and Buyer shall execute and deliver the Preliminary Settlement Statement.

(d)                                 Buyer shall deliver to Seller, to the accounts designated in the Preliminary Settlement Statement, by direct bank or wire transfer in immediately available funds, the Adjusted Purchase Price after giving effect to the Deposit.

(e)                                  Seller shall deliver, on forms supplied by Buyer and reasonably acceptable to Seller, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production.

(f)                                   Seller shall deliver an executed certificate of non-foreign status that meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2).

(g)                                  To the extent required under any Law or Governmental Authority for any Lease, Seller and Buyer shall deliver state change of operator forms designating Buyer as the operator of the Wells and the Leases currently operated by Seller.

(h)                                 An authorized officer of Seller shall execute and deliver a certificate, dated as of Closing Date, certifying that the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer.

(i)                                     An authorized officer of Buyer shall execute and deliver a certificate, dated as of Closing, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller.

(j)                                    Buyer shall deliver any instruments and documents required by Section 6.3, Section 6.5 and/or Section 6.7.

(k)                                 Seller and Buyer shall execute and deliver a Transition Services Agreement in the form attached as Exhibit E (the “Transition Services Agreement”).

(l)                                     Seller and Buyer shall execute and deliver the Overriding Royalty Agreement in the form attached as Exhibit F; provided Buyer shall have the option at or prior to the Closing Date by written notice to Seller to elect for the Overriding Royalty Agreement not to be entered into at Closing (the “Pre-closing ORRI Buy-Out Option”) and if Buyer makes such election, (i) Buyer shall make the payment to Seller described in Section 3.3(a)(vii) at Closing and (ii) the Overriding Royalty Agreement shall not be entered into at Closing.

(m)                             Seller and Buyer shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at Closing.

9.4                               Records.  In addition to the obligations set forth under Section 9.3, but notwithstanding anything herein to the contrary, no later than fifteen (15) Business Days after the Closing Date, Seller shall make available to Buyer copies of the Records (with originals to be provided no later than fifteen (15) Business Days after the expiration of the Transition Services Agreement) for pickup from Seller’s offices during normal business hours.

ARTICLE X
ACCESS/DISCLAIMERS

10.1                        Access.

(a)                                 From and after the date hereof and up to and including the Closing Date (or earlier termination of this Agreement) but subject to the other provisions of this Section 10.1 and obtaining any required consents of Third Parties, including Third Party operators of the Assets, Seller shall afford to Buyer and its officers, employees, agents, accountants, consultants, attorneys and other authorized representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, to the Assets (including, but not limited to, the Salt Water Disposal System) and all Records in Seller’s or any of its Affiliates’ possession.  All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment. Buyer shall have the right to copy, at its expense, any of the Records it reviews during the due diligence process.

(b)                                 Buyer shall be entitled to conduct a Phase I environmental property assessment with respect to the Assets; provided that any sampling or invasive activity by Buyer or Buyer’s Representatives shall require the prior written consent of Seller.  Buyer agrees that any Phase I testing to be conducted by, or on behalf of, Buyer on any Asset will be conducted by the Environmental Consultant and no other party.  If, following the Phase I environmental property assessment, the Environmental Consultant determines that Phase II Activity is necessary for it to complete its due diligence investigation of any of the Assets in order to determine the existence and/or magnitude of an Environmental Defect, Buyer shall furnish in writing to Seller for its review a proposed scope of such Phase II Activity, including a reasonable description of such activity and a description of the approximate locations of any sampling or other invasive activity to be conducted.  Following the receipt and review of such proposal by Seller, Seller shall elect, in its sole and absolute discretion, to permit or refuse to permit the conduct of any Phase II Activity by Buyer; provided, however, that if Seller refuses in writing to permit the conduct of the Phase II Activity, then the particular Assets with respect to which Buyer requested permission to conduct such Phase II Activity may, at either Seller’s or Buyer’s option, be an Excluded Asset at Closing and in such event, (i) the Purchase Price shall be adjusted downward by the Allocated Value of such Asset in accordance with Section 3.3(b)(iv) and (ii) the Allocated Value of such Asset shall be added as part of the “Remediation Amount” for purposes of the calculations set forth in Section 7.4(b) and Section 8.4(b).  Buyer shall give Seller reasonable prior written notice before entering onto any of the Assets, and Seller or its designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on the Assets.  Notwithstanding anything herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct any environmental due diligence (including any Phase I environmental property assessment) with respect to, any Assets with respect to which Seller does not have the authority to grant access for such due diligence; provided that Seller shall act in good faith and exercise commercially reasonable efforts to obtain such authority.

(c)                                  Buyer shall coordinate its environmental property assessments and physical inspections of the Assets with Seller and all Third Party operators to minimize any inconvenience to or interruption of the conduct of business by Seller or such Third Party operators.  Buyer shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets and, to the extent required by Seller or any Third Party operator, execute and deliver any required boarding agreement of Seller or any such Third Party operator.  Buyer hereby defends, indemnifies and holds harmless each of the operators of the Assets and the Seller Indemnified Parties from and against any and all Liabilities arising out of, resulting from or relating to any field visit, environmental property assessment or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES TO THE EXTENT ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES AND/OR FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY THIRD PARTY OPERATOR OF THE AFFECTED ASSET.

(d)                                 Buyer agrees to promptly provide Seller, but in no event less than five (5) days after receipt or creation, copies of all final reports and test results prepared by Buyer and/or any of Buyer’s Representatives which contain data collected or generated from Buyer’s environmental due diligence with respect to the Assets.  Seller shall not be deemed by its receipt of said documents or otherwise to have made any representation or warranty, expressed, implied or statutory, as to the condition of the Assets or to the accuracy of said documents or the information contained therein.

(e)                                  Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates (i) repair all damage done to the Assets in connection with Buyer’s due diligence, (ii) restore the Assets to the approximate same condition as, or better condition than, they were prior to commencement of Buyer’s due diligence and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s due diligence.  Any disturbance to the Assets (including the leasehold associated therewith) resulting from Buyer’s due diligence will be promptly corrected by Buyer.

(f)                                   During all periods that Buyer and/or any of Buyer’s Representatives are on the Assets, Buyer shall maintain, at its sole expense and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts reasonably requested by Seller.  Coverage under all insurance required to be carried by Buyer hereunder will (i) be primary insurance, (ii) list Seller Indemnified Parties as additional insureds, (iii) waive subrogation against Seller Indemnified Parties and (iv) provide for ten (10) days’ prior notice to Seller in the event of cancellation or modification of the policy or reduction in coverage.  Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the Assets.

10.2                        Confidentiality.  Buyer acknowledges that, pursuant to its right of access to the Records or the Assets, Buyer will become privy to confidential and other information of Seller or its Affiliates and Buyer shall ensure that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement.  If Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to (a) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (b) the Excluded Assets and (c) information related to assets other than the Assets).

10.3                        Disclaimers.

(a)                                 EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE IV OR SECTION 11.1(b), (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b)                                 EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV OR SECTION 11.1(b), AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR

SEISMIC DATA OR INTERPRETATION RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES TO BE GENERATED BY THE ASSETS, (V) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.  EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV OR SECTION 11.1(b), SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE AND THAT, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER IS ACKNOWLEDGING THAT SELLER DOES NOT WARRANT THAT THE ASSETS ARE FREE FROM HIDDEN, REDHIBITORY OR LATENT DEFECTS OR VICES OR THAT THE ASSETS ARE FIT FOR THE USE INTENDED BY BUYER, WITH BUYER HEREBY EXPRESSLY WAIVING ALL RIGHTS IN REDHIBITION PURSUANT TO LOUISIANA CIVIL CODE ARTICLES 2520, ET SEQ., THE WARRANTIES OF OWNERSHIP AND PEACEABLE POSSESSION OF THE ASSETS, THE WARRANTIES AGAINST HIDDEN OR REDHIBITORY DEFECTS IN THE ASSETS, AND THE WARRANTY THAT THE ASSETS ARE FIT FOR THEIR INTENDED USE, EACH OF WHICH WOULD OTHERWISE BE IMPOSED UPON SELLER BY LOUISIANA CIVIL CODE ARTICLE 2475, AND THAT BUYER IS HEREBY RELEASING SELLER FROM ANY LIABILITY FOR HIDDEN, REDHIBITORY OR LATENT DEFECTS OR VICES UNDER LOUISIANA CIVIL CODE ARTICLES 2520 TO 2548.

(c)                                  EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY

REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO THE TERMS AND PROVISIONS HEREOF BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d)                                 SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 10.3 ARE “CONSPICUOUS”, “CLEAR” AND “UNAMBIGUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY LAW, WITH BUYER ACKNOWLEDGING THAT SAME HAS BEEN BROUGHT TO ITS ATTENTION, AS REQUIRED BY LOUISIANA CIVIL CODE ARTICLE 2548.

(e)                                  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND EXCEPT AS EXPRESSLY PROVIDED HEREIN INCLUDING, BUT NOT LIMITED TO, THE PROVISIONS OF SECTION 11.1.(B), BUYER ACKNOWLEDGES AND AGREES THAT SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR TYPE WITH RESPECT TO THE LAND AND MINERAL INTEREST, INCLUDING THE ENVIRONMENTAL CONDITION OF THE LAND AND MINERAL INTEREST, THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES OR OTHER CONTAMINANTS, THE PROFITABILITY, HABITABILITY, MARKETABILITY OR THE SUITABILITY OF THE LAND AND MINERAL INTEREST FOR ANY PARTICULAR PURPOSE.  EXCEPT AS EXPRESSLY PROVIDED FOR HEREIN, BUYER AND SELLER AGREE AND STIPULATE THAT BUYER IS PURCHASING THE LAND AND MINERAL INTEREST IN AN “AS IS, WHERE IS” CONDITION “WITH ALL FAULTS” AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS, OR GUARANTEES WHATSOEVER, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO BUILDINGS, SOIL CONDITIONS, SUITABILITY OR THE ABSENCE OF HAZARDOUS SUBSTANCES ON, UNDER OR ABOUT THE LAND AND MINERAL INTEREST, OR ANY OTHER WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND, NATURE OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER.  BUYER EXPRESSLY WAIVES THE WARRANTY OF FITNESS FOR ANY PARTICULAR USE AND THE GUARANTEE AGAINST REDHIBITORY VICES AND DEFECTS (HIDDEN OR LATENT VICES OR DEFECTS IN THE LAND AND MINERAL INTEREST WHICH RENDER IT USELESS OR RENDER ITS USE SO INCONVENIENT OR IMPERFECT THAT BUYER WOULD NOT HAVE PURCHASED IT HAD BUYER KNOWN OF THE VICE OR DEFECT) AND WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER,

EXPRESS OR IMPLIED, OF ANY KIND AS TO ANY MATTER, NOT EVEN FOR A RETURN OF THE PURCHASE PRICE.  EXCEPT AS EXPRESSLY PROVIDED FOR HEREIN, BUYER HEREIN WAIVES ANY AND ALL RIGHTS BUYER MAY HAVE IN CONNECTION THEREWITH, INCLUDING THOSE PROVIDED BY LAWS, INCLUDING LOUISIANA CIVIL CODE ARTICLES 2520 ET. SEQ., THE WARRANTIES IMPOSED BY LOUISIANA CIVIL CODE ARTICLE 2475, AND THE ABILITY OF BUYER TO RESCIND THE SALE OF THE LAND AND MINERAL INTEREST OR OBTAIN A REDUCTION IN THE PURCHASE PRICE FOR ANY REASON WHATSOEVER, AND BUYER HEREIN RELEASES SELLER FROM ANY AND ALL LIABILITY WHATSOEVER IN CONNECTION THEREWITH.  EXCEPT AS SET FORTH IN THIS AGREEMENT, BUYER ACKNOWLEDGES AND AGREES THAT THE PURCHASE PRICE OF THE LAND AND MINERAL INTEREST AND THE TERMS AND CONDITIONS HEREOF WERE NEGOTIATED AND ESTABLISHED AFTER HAVING TAKEN INTO ACCOUNT THE PRESENT CONDITION OF THE LAND AND MINERAL INTEREST.  EXCEPT AS SET FORTH IN THIS AGREEMENT, BUYER ACKNOWLEDGES THAT BUYER HAS FULLY INSPECTED THE LAND AND MINERAL INTEREST AND THAT BUYER AGREES AND STIPULATES THAT THE LAND AND MINERAL INTEREST IS SOLD WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EXPRESS OR IMPLIED, WHATSOEVER, INCLUDING AS TO WORKMANSHIP, STRUCTURE, STABILITY, QUALITY CONDITION OR STATE OF REPAIR OF THE LAND AND MINERAL INTEREST AND THE IMPROVEMENTS THEREON; THE STATUS, STABILITY AND QUALITY OF SOIL CONDITIONS; ANY DEFECTS OR DAMAGE AND ANY OTHER CONDITION, WHETHER LATENT OR DISCOVERABLE BY REASONABLE INSPECTION; MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE; ZONING OR OTHER LEGAL STATUS OF THE LAND AND MINERAL INTEREST; THE LAND AND MINERAL INTEREST OR ITS OPERATIONS’ COMPLIANCE WITH ANY LAWS; AND COMPLIANCE WITH OR EXISTENCE OF ANY VIOLATION OF ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS OR ANY OTHER LAWS RELATING TO THE ENVIRONMENT, INCLUDING THOSE PERTAINING TO THE USE, HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS SUBSTANCE.  EXCEPT AS SET FORTH IN THIS AGREEMENT, BUYER ACKNOWLEDGES AND DECLARES RELIANCE SOLELY ON BUYER’S OWN EXAMINATION, INSPECTION AND EVALUATION OF THE LAND AND MINERAL INTEREST AND NOT ON ANY WARRANTIES OR REPRESENTATIONS, WHETHER EXPRESS, IMPLIED, WRITTEN OR ORAL, FROM SELLER.  EXCEPT AS SET FORTH IN THIS AGREEMENT, BUYER SHALL HAVE ABSOLUTELY NO RIGHT OF CAUSE OF ACTION AGAINST SELLER, WHETHER IN TORT, CONTRACTS, QUASI-CONTRACT OR OTHERWISE, TO ASSERT IN ANY CONTROVERSY OR LITIGATION ANY CLAIM OR DEMAND ARISING FROM THE SALE OR PURCHASE OF, OR IN ANY WAY IN RELATION TO OR IN CONNECTION WITH, THE LAND AND MINERAL INTEREST.  BUYER HEREIN ACKNOWLEDGES THAT THESE PROVISIONS HAVE BEEN BROUGHT TO THE ATTENTION OF BUYER; THE PROVISIONS HAVE BEEN READ AND ARE UNDERSTOOD BY BUYER; THE AGREEMENT OF BUYER WITH AND TO THE TERMS HEREOF IS AN INTEGRAL

PART OF THIS TRANSACTION, WITHOUT WHICH THIS TRANSACTION WOULD NOT HAVE BEEN ENTERED INTO BY SELLER; AND THE PURCHASE PRICE REFLECTS AND TAKES INTO CONSIDERATION THE PROVISIONS HEREOF.

ARTICLE XI
TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS

11.1                        Seller’s Title.

(a)                                 General Disclaimer of Title Warranties and Representations.  Except for the special warranty of title as set forth in Section 11.1(b) or as set forth in Section 4.20(c) and without limiting Buyer’s remedies for Title Defects set forth in this Article XI, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be as set forth in Section 11.2 and (ii) after Closing, shall be pursuant to the special warranty of title set forth in Section 11.1(b).

(b)                                 Special Warranty of Title.  If Closing occurs, then effective as of the Closing Date and until the end of the Survival Period, Seller warrants Defensible Title to the Leases, the Wells and the Land and Mineral Interest (subject to any reservations, limitations or depth restrictions contained in the public records and/or set forth in Exhibit B or Exhibit B-1) unto Buyer against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller or its Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances and to any matters of record in the applicable parishes or in the applicable state records prior to the Title Claim Date; provided, however, that, except with respect to any liability of Seller for any claim asserted in writing by Buyer to Seller in accordance with Section 11.1(c) on or before the expiration of the Survival Period for breach of such special warranty, such special warranty shall cease and terminate at the end of such Survival Period.

(c)                                  Recovery on Special Warranty.

(i)                                     Buyer’s Assertion of Title Warranty Breaches.  Prior to the expiration of the period of time commencing as of the Closing Date and ending at 5:00 p.m. (Central Time) on the two (2) year anniversary thereof (the “Survival Period”), Buyer shall furnish Seller a Title Defect Notice meeting the requirements of Section 11.2(a) setting forth any matters which Buyer intends to assert as a breach of Seller’s special warranty in Section 11.1(b).  For all purposes of this Agreement, Buyer shall be deemed to have waived, and Seller shall have no further liability for, any breach of Seller’s special warranty that Buyer fails to assert by a Title Defect Notice given to Seller on or before the expiration of the Survival Period.  Seller shall have a reasonable opportunity, but not the obligation, to cure any Title Defect asserted by Buyer pursuant to this Section 11.1(c)(i).  Buyer agrees to reasonably cooperate with any attempt by Seller to cure any such Title Defect.

(ii)                                  Limitations on Special Warranty.  For purposes of Seller’s special warranty of title, the value of the Leases, the Wells and the Land and Mineral Interest set forth in

Schedule 3.8, as appropriate (subject any reservations, limitations or depth restrictions contained in the public records and/or set forth in Exhibit B or Exhibit B-1), shall be deemed to be the Allocated Value thereof, as adjusted herein.  Recovery on Seller’s special warranty of title shall be limited to an amount (without any interest accruing thereon) equal to the reduction in the Purchase Price to which Buyer would have been entitled had Buyer asserted the defect giving rise to such breach of Seller’s special warranty of title as a Title Defect prior to Closing pursuant to Section 11.2, except that the Individual Title Defect Threshold and the Aggregate Deductible shall not apply.  Seller shall be entitled to offset any amount owed by Seller for breach of its special warranty of title with respect to any Asset by the amount of any Title Benefits with respect to such Asset as to which Seller gives Buyer timely notice.

11.2                        Notice of Title Defects; Defect Adjustments.

(a)                                 Title Defect Notices.  Buyer must deliver no later than forty-five (45) days after the Execution Date (the “Title Claim Date”) claim notices to Seller meeting the requirements of this Section 11.2(a) (collectively the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 11.2(a).  For all purposes of this Agreement and notwithstanding anything herein to the contrary (except as provided in Section 11.1), Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect which Buyer fails to assert as a Title Defect by a properly delivered Title Defect Notice received by Seller on or before the Title Claim Date; provided, however, that, for purposes of Seller’s special warranty to title under Section 11.1(b), such waiver shall not apply to any matter that prior to the Title Claim Date is neither reflected of record in the applicable parishes or in the applicable state records nor discovered by any of Buyer’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Assets.  To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect and the Asset (including the legal description of such Asset and the Leases applicable to such Asset), or portion thereof, affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents reasonably necessary for Seller to verify the existence of such alleged Title Defect, (iv) Buyer’s preferred manner of curing each Title Defect and Buyer’s proposed documentation for such cure and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based.  To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Title Claim Date, written notice of all alleged Title Defects (as well as any claims that would be claims under the special warranty set forth in Section 11.1) discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date; provided that failure by Buyer to provide such preliminary notice shall not effect a waiver of any right of Buyer hereunder.

(b)                                 Title Benefit Notices.  Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the alleged Title Benefit and the Asset, or portion thereof, affected by such alleged Title Benefit (each a “Title Benefit Property”), (ii) the amount by which Seller reasonably believes the Allocated Value of such Title Benefit Property is increased by such alleged Title Benefit and the computations upon which Seller’s belief is based; and (iii) supporting documents reasonably necessary to verify the existence of such alleged Title Benefit.  Except as set forth in Section 11.1(c)(ii) and Section 11.2(a), Seller shall be deemed to have waived all Title Benefits for which a Title Benefit Notice has not been delivered on or before the Title Claim Date.

(c)                                  Seller’s Right to Cure.  Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to sixty (60) days after Closing (the “Cure Period”), any Title Defects of which it has been advised by Buyer.  During the period of time from Closing to the expiration of the Cure Period and at Seller’s expense and liability, Buyer agrees to afford Seller and its officers, employees and other authorized representatives reasonable access, during normal business hours, to the Assets and all Records in Buyer’s or any of its Affiliates’ possession in order to facilitate Seller’s attempt to cure any such Title Defects.  For any Title Defect that Seller notifies Buyer as of or prior to Closing that Seller intends to attempt to cure such Title Defect during the Cure Period, at the Closing (i) the Title Defect Property shall be conveyed to Buyer and (ii) the Purchase Price shall be reduced by an amount equal to the Title Defect Amount for such Title Defect Property.  Upon the ultimate cure of any such Title Defect, Buyer shall pay to Seller the amount by which the Purchase Price was reduced at Closing therefor.  An election by Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 11.2(j) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.

(d)                                 Remedies for Title Defects.  Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 14.1(c), in the event that any Title Defect timely asserted by Buyer in accordance with Section 11.2(a) is not waived in writing by Buyer or cured during the Cure Period, Seller shall, at its sole option, elect to:

(i)                                     subject to the Individual Title Defect Threshold and the Aggregate Deductible, reduce the Purchase Price or Final Price, as applicable, by the Title Defect Amount determined pursuant to Section 11.2(g) or Section 11.2(j);

(ii)                                  in the event that the Title Defect exceeds fifty percent (50%) of the Allocated Value of the affected Asset, retain the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Assets, in which event the Purchase Price or Final Price, as applicable, shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and such associated Assets; or

(iii)                               if applicable, terminate this Agreement pursuant to Section 14.1(c).

(e)                                  Remedies for Title Benefits.  With respect to each Title Benefit Property reported under Section 11.2(b), the Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property caused by such Title Benefit, as determined pursuant to Section 11.2(h) or Section 11.2(j).

(f)                                   Exclusive Remedy.  Except for Buyer’s rights under Seller’s special warranty of title under Section 11.1(b) or as set forth in Section 4.20(c) and Buyer’s rights to terminate this Agreement pursuant to Section 14.1(c), the provisions set forth in Section 11.2(d) shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title with respect to any Asset or any other title matter.

(g)                                  Title Defect Amount.  The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following terms and conditions:

(i)                                     if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)                                  if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)                               if the Title Defect represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest set forth for such Title Defect Property in Exhibit B or Exhibit B-1, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property in Exhibit B or Exhibit B-1;

(iv)                              if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

(v)                                 the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vi)                              notwithstanding anything to the contrary in this Article XI, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the lesser of (A) the Allocated Value of such Title Defect Property and (B) the reasonable cost to cure such Title Defects.

(h)                                 Title Benefit Amount.  The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:

(i)                                     if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii)                                  if the Title Benefit represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Benefit Property and (B) the Net Revenue Interest set forth for such Title Benefit Property in Exhibit B or Exhibit B-1, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property in Exhibit B or Exhibit B-1; and

(iii)                               if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(i)                                     Title Defect and Title Benefit Threshold and Deductible.  Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies for any individual Title Defect or Title Benefit for which the Title Defect Amount or the Title Benefit Amount, as applicable, does not exceed $75,000 (the “Individual Title Defect Threshold” or the “Individual Title Benefit Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies for any Title Defect or Title Benefit that exceeds the Individual Title Defect Threshold or Individual Title Benefit Threshold, as applicable, unless (A) the amount of the sum of (1) the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (but excluding any such Title Defects cured by Seller) less the aggregate Title Benefit Amounts of all such Title Benefits that exceed the Individual Title Benefit Threshold, plus (2) the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Environmental Defects cured by Seller), exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Title Defect Amounts and Remediation Amounts exceeds the Aggregate Deductible.  For the avoidance of doubt, if Seller retains any Title Defect Property pursuant to Section 11.2(d)(ii), the Title Defect Amount related to such Title Defect Property will not be counted towards the Aggregate Deductible.

(j)                                    Title Dispute Resolution.  Seller and Buyer shall attempt to agree on matters regarding (i) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts, and (ii) the adequacy of any curative materials provided by Seller to cure an alleged Title Defect (the “Disputed Title Matters”) prior to Closing.  If Seller and Buyer are unable to agree by Closing (or by the end of the Cure Period if Seller elects to attempt to cure a Title Defect after Closing), the Disputed Title Matters shall be exclusively and finally resolved pursuant to this Section 11.2(j).  There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located, as selected by mutual agreement of Buyer and Seller within fifteen (15) days after the Closing or the end of the Cure Period, as applicable, and absent such agreement, by the Houston, Texas office of the American Arbitration Association (the “Title Arbitrator”).  Each of Buyer and Seller shall submit to the Title Arbitrator its proposed resolution of the Disputed Title Matter.  The proposed resolution of the Disputed Title Matter shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle the Disputed Title Matter.  The Title Arbitrator shall be limited to awarding only one or the other of the two proposed settlement amounts. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 11.2(j).  The Title Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal.  In making its determination, the Title Arbitrator shall be bound by the rules set forth in Section 11.2(g) and Section 11.2(h) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination.  The Title Arbitrator, however, may not award Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice.  The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Title Matter submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter.  Seller and Buyer shall each bear its own legal fees and other costs of presenting its case.  Each of Seller and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator.  To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.5 or Section 3.6, then within ten (10) days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Defect Amount or a Title Benefit Amount and, subject to Section 11.2(i), (i) Buyer shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller, and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Title Arbitrator to Buyer.  Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 11.2(j) and, to the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall not be adjusted therefor at Closing and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 3.6 or this Section 11.2.

11.3                        Casualty Loss.

(a)                                 Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets, and Buyer shall not assert such matters as Casualty Losses or Title Defects hereunder.

(b)                                 If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), and the Closing thereafter occurs, Seller, at Closing, shall pay to Buyer all sums paid to Seller by Third Parties by reason of any Casualty Loss insofar as with respect to the Assets and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnified Parties) arising out of such Casualty Loss insofar as with respect to the Assets; provided, however, that Seller shall reserve and retain (and Buyer shall assign to Seller) all right, title, interest and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to Closing in repairing such Casualty Loss and/or pursuing or asserting any such insurance claims or other rights against Third Parties. Notwithstanding anything herein to the contrary, if prior to Closing a Casualty Loss occurs of more than fifteen percent (15%) of the Purchase Price, Seller and Buyer shall each have the right to terminate this Agreement by delivery of written notice to the other Party.  In such event, the Deposit, along with any interest thereon, shall be returned to Buyer as provided in Section 3.2.

11.4                        Preferential Purchase Rights and Consents to Assign.

(a)                                 With respect to each Preferential Purchase Right set forth in Schedule 4.9, Seller, within seven (7) days of the Execution Date, shall send to the holder of each such Preferential Purchase Right a notice in material compliance with the contractual provisions applicable to such Preferential Purchase Right. Seller shall simultaneously provide Buyer with a copy of such notice and with a copy of all subsequent written communication (other than email) between Seller and the holder of the Preferential Purchase Right.

(i)                                     If, prior to Closing, any holder of a Preferential Purchase Right notifies Seller that it intends to consummate the purchase of the Asset to which its Preferential Purchase Right applies, then the Asset subject to such Preferential Purchase Right shall be excluded from the Assets to be assigned to Buyer at Closing (but only to the extent of the portion of such Asset affected by the Preferential Purchase Right), and the Purchase Price shall be reduced by the Allocated Value of the Asset (or portion thereof) so excluded.  Seller shall be entitled to all proceeds paid by any Person exercising a Preferential Purchase Right prior to Closing.  If such holder of such Preferential Purchase Right thereafter fails to consummate the purchase of the Asset (or portion thereof) covered by such Preferential Purchase Right on or before thirty (30) days following the Closing Date, (A) Seller shall so notify Buyer, (B) Buyer shall purchase, on or before ten (10) days following receipt of such notice, such Asset (or portion thereof) that was so excluded from Seller, under the terms of this Agreement and for a price equal to the amount by which the Purchase Price was reduced at Closing with respect to such excluded Asset (or portion thereof) and (C) Seller shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment and Deed.  If, as of Closing, the time for exercising a Preferential Purchase Right has not expired and such Preferential Purchase Right has not been exercised or waived, then the Asset subject to such Preferential Purchase Right shall be excluded from the Assets to be assigned to Buyer at Closing (but only to the extent of the portion of such Asset affected by the Preferential Purchase Right), and the Purchase Price shall be reduced by the Allocated Value of the Asset (or portion thereof) so excluded.  If such holder ultimately and timely exercises such Preferential Purchase Right, then such proceeds shall be paid to Seller.

(ii)                                  All Assets for which any applicable Preferential Purchase Right has been waived, or as to which the period to exercise the applicable Preferential Purchase Right has expired without exercise by the holder thereof, in each case, prior to Closing, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement.

(b)                                 With respect to each Consent set forth in Schedule 4.4, Seller, within seven (7) days of the Execution Date, shall send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby.  Seller shall simultaneously provide Buyer with a copy of such notice and with a copy of all subsequent written communication (other than email) between Seller and the holder of the Consent Right.

(c)

(i)                                     If (A) Seller fails to obtain a Consent set forth in Schedule 4.4 prior to Closing and the failure to obtain such Consent would cause (1) the assignment of the Assets affected thereby to Buyer to be void or (2) the termination of a Lease or Contract under the express terms thereof or (B) a Consent requested by Seller is denied in writing, then, in each case, the Asset (or portion thereof) affected by such un-obtained Consent shall be excluded from the Assets to be assigned to Buyer at Closing, and the Purchase Price shall be reduced by the Allocated Value of such Asset (or portion thereof) so excluded.  In the event that a Consent (with respect to an Asset excluded pursuant to this Section 11.4(b)(i)) that was not obtained prior to Closing is obtained within one hundred and eighty (180) days following Closing, then, within ten (10) days after such Consent is obtained (x) Buyer shall purchase the Asset (or portion thereof) that was so excluded as a result of such previously un-obtained Consent and pay to Seller the amount by which the Purchase Price was reduced at Closing with respect to the Asset (or portion thereof) so excluded and (y) Seller shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment and Deed.

(ii)                                  If (A) Seller fails to obtain a Consent set forth in Schedule 4.4 prior to Closing and the failure to obtain such Consent would not cause (1) the assignment of the Asset (or portion thereof) affected thereby to Buyer to be void or (2) the termination of a Lease or Contract under the express terms thereof and (B) such Consent requested by Seller is not denied in writing by the holder thereof, then the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Assets.

(iii)                               Prior to Closing, Seller and Buyer shall use their commercially reasonable efforts to obtain all Consents listed in Schedule 4.4; provided, however, that neither Party shall be required to incur any Liability or pay any money in order to obtain any such Consent.  Subject to the foregoing, Buyer agrees to provide Seller with any information or documentation that may be reasonably requested by Seller and/or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.

ARTICLE XII
ENVIRONMENTAL MATTERS

12.1                        Notice of Environmental Defects.

(a)                                 Environmental Defects Notice.  Buyer must deliver no later than forty-five (45) days after the Execution Date (the “Environmental Claim Date”) claim notices to Seller meeting the requirements of this Section 12.1(a) (collectively the “Environmental Defect

Notices” and individually an “Environmental Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects and which Buyer intends to assert as Environmental Defects pursuant to this Section 12.1.  Except as set forth in Section 4.18, for all purposes of this Agreement, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect which Buyer fails to assert as an Environmental Defect by a properly delivered Environmental Defect Notice received by Seller on or before the Environmental Claim Date.  To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Condition (including the applicable Environmental Law violated or implicated thereby) and the Assets affected by such alleged Environmental Condition, (ii) the Allocated Value of the Assets (or portions thereof) affected by such alleged Environmental Condition, (iii) supporting documents reasonably necessary for Seller to verify the existence of such alleged Environmental Condition, and (iv) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Defect.  Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the alleged Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by the Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws.  Seller shall have the right, but not the obligation, to cure any asserted Environmental Defect on or before the expiration of the Cure Period.  To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Environmental Claim Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Environmental Claim Date, provided that failure by Buyer to provide such preliminary notice shall not effect a waiver of any right of Buyer hereunder.

(b)                                 Remedies for Environmental Defects.  Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 14.1(c), in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 12.1(a) is not waived in writing by Buyer or cured during the Cure Period, Seller shall, at its sole option, elect to:

(i)                                     subject to the Individual Environmental Threshold and the Aggregate Deductible, reduce the Purchase Price by the Remediation Amount;

(ii)                                  retain the entirety of the Asset that is subject to such Environmental Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Asset and such associated Assets; or

(iii)                               if applicable, terminate this Agreement pursuant to Section 14.1(c).

If Seller elects the option set forth in clause (i) above, Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental Defect and of all Liabilities with respect thereto and such responsibility of Buyer shall be deemed to constitute part of the Assumed Obligations hereunder.

Notwithstanding anything herein to the contrary, if the proposed Remediation Amount shall exceed the Allocated Value of the affected Asset, Buyer shall have the sole option to exclude such Asset from the Closing and reduce the Purchase Price by the amount of such Allocated Value.

(c)                                  Exclusive Remedy.  Except for Buyer’s rights to terminate this Agreement pursuant to Section 14.1(c) and Buyer’s rights with respect to a breach by Seller of the representation and warranty set forth in Section 4.18, the provisions set forth in Section 12.1(b) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect with respect to any Asset or other environmental matter.

(d)                                 Environmental Deductibles.  Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed $75,000 (the “Individual Environmental Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold unless (A) the amount of the sum of (1) the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Environmental Defects cured by Seller), plus (2) the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold (but excluding any such Title Defects cured by Seller) less the aggregate Title Benefit Amounts of all Title Benefits that exceed the Individual Title Benefit Threshold, exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Remediation Amounts and Title Defect Amounts exceeds the Aggregate Deductible.  For the avoidance of doubt, if Seller retains any Assets pursuant to Section 12.1(b)(ii), the Remediation Amounts relating to such retained Assets will not be counted towards the Aggregate Deductible.

(e)                                  Environmental Dispute Resolution.  Seller and Buyer shall attempt to agree on all Environmental Defects and Remediation Amounts prior to Closing.  If Seller and Buyer are unable to agree by Closing, the Environmental Defects and/or Remediation Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 12.1(e).  There shall be a single arbitrator, who shall be an environmental attorney with at least ten (10) years’ experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Assets are located, as selected by mutual agreement of Buyer and Seller within fifteen (15) days after the Closing Date, and absent such agreement, by the Houston, Texas office of the American Arbitration Association (the “Environmental Arbitrator”).  The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 12.1.  The Environmental Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal.  In making its determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 12.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination.  The Environmental Arbitrator, however, may not award Buyer its share of any greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice.  The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Remediation Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter.  Seller and Buyer shall each bear its own legal fees and other costs of presenting its case.  Each of Seller and Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator.  To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.5 or Section 3.6, then, within ten (10) days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his award with respect to any Remediation Amount, and subject to Section 12.1(d), (i) Buyer shall pay to Seller the amount, if any, so awarded by the Environmental Arbitrator to Seller, and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Environmental Arbitrator to Buyer.  Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 12.1(e), and to the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall not be adjusted therefor at Closing and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 3.6 or this Section 12.1(e).

12.2                        NORM, Asbestos, Wastes and Other Substances.  Buyer acknowledges that the Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets.  Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances.  NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms.  The wells, materials and equipment located on the Assets or included in the Assets may contain NORM, asbestos and other wastes or Hazardous Substances.  NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including, water, soils or sediment.  Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets.  The presence of NORM or asbestos-containing materials that are non-friable cannot be claimed as an Environmental Defect, except to the extent constituting a violation of Environmental Laws.

ARTICLE XIII
ASSUMPTION; INDEMNIFICATION; SURVIVAL

13.1                        Assumption of Obligations.  Without limiting Buyer’s rights to indemnity under this Article XIII and subject to Seller’s responsibility for its Retained Obligations to the extent set forth herein, from and after Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, known or unknown, arising from, based upon, related to or associated with the Assets, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership or operation of the Assets, including obligations to (a) furnish makeup gas and/or settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Contracts, (b) Decommission the Assets, (c) clean up and/or remediate the Assets in accordance with applicable Contracts and Laws, and (d) perform all obligations applicable to or imposed on the lessee, owner or operator under the Leases and the Applicable Contracts, or as required by Law (subject to the exclusions below, herein being referred to as the “Assumed Obligations”); provided that Buyer does not assume any obligations or Liabilities of Seller to the extent that: (i) they are attributable to or arise out of the ownership, use or operation of the Excluded Assets; (ii) they relate to the Litigation; (iii)  they relate to the timely and proper payment of royalties, overriding royalties or production payments relating to the Leases and accruing prior to the Effective Time; (iv) they relate to personal injury, Third Party property damage (excluding real property and environmental damages) or death claims caused by events occurring on the Assets during Seller’s or its Affiliate’s operation of the Assets prior to the Effective Time; (v) they relate to off-site disposal of waste from the Assets during Seller’s or its Affiliates’ operation of the Assets, and any related fines or penalties; and (vi) they are Income Taxes imposed on Seller or Asset Taxes allocated to Seller in accordance with Section 15.2(b) (taking into account, and without duplication of, (x) such Asset Taxes effectively borne by Seller as a result of the adjustments to the Purchase Price made pursuant to Section 3.3, and (y) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 15.2(c)) (the matters in clauses (i) — (vi) being the “Retained Obligations”).

13.2                        Indemnities of Seller.  Effective as of Closing, subject to the limitations set forth in Section 13.4 and Section 13.8 or otherwise in this Agreement, Seller shall be responsible for, shall pay on a current basis and hereby defends, indemnifies, holds harmless and forever releases Buyer and its Affiliates, and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a)                                 any breach by Seller of any of its representations or warranties contained in Article IV;

(b)                                 any breach by Seller of any of its covenants or agreements under this Agreement;

(c)                                  the Retained Obligations, other than the Excluded Assets; or

(d)                                 any act or omission by Seller involving or relating to the Excluded Assets.

13.3                        Indemnities of Buyer.  Effective as of Closing, Buyer and its successors and assigns shall assume and be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases Seller and its Affiliates, and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a)                                 any breach by Buyer of any of its representations or warranties contained in Article V;

(b)                                 any breach by Buyer of any of its covenants or agreements under this Agreement; or

(c)                                  the Assumed Obligations.

13.4                        Limitation on Liability.

(a)                                 Seller shall not have any liability for any indemnification under Section 13.2 of this Agreement (i) for any individual Liability unless the amount with respect to such Liability exceeds $75,000, and (ii) until and unless the aggregate amount of all Liabilities for which Claim Notices are delivered by Buyer in excess of such amount exceeds the Indemnity Deductible, and then only to the extent such Liabilities exceed the Indemnity Deductible.

(b)                                 Seller shall not be required to indemnify Buyer for aggregate Liabilities in excess of fifteen percent (15%) of the Purchase Price.

(c)                                  The liability limitations prescribed in Section 13.4(a) and (b) shall not apply to Seller’s liability in the event that Seller’s indemnity is for the breach of its Specified Representations, breach of its covenants and agreements hereunder or for its Retained Obligations or Excluded Assets.

(d)                                 Seller shall not be required to indemnify Buyer under Section 13.2(a) with respect to any breach by Seller of any representation or warranty set forth in Section 4.13 to the extent attributable to any Asset Tax allocable to Buyer under Section 15.2(b), except for any penalties, interest or additions to Tax imposed with respect to such Asset Tax by a Governmental Authority as a result of such breach.

13.5                        Express Negligence.  EXCEPT AS OTHERWISE PROVIDED IN SECTION 6.5 AND SECTION 10.1(C), THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY EXCEPTING ONLY LIABILITIES TO THE EXTENT ACTUALLY RESULTING FROM GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.  BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”

13.6                        Exclusive Remedy.  Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, from and after Closing, Section 6.5, Section 10.1(c), Section

11.1(c), Section 13.2 and Section 13.3, contain the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any document or certificate delivered pursuant to this Agreement.

13.7                        Indemnification Procedures.  All claims for indemnification under Section 6.5, Section 10.1(c), Section 13.2 and Section 13.3 shall be asserted and resolved as follows:

(a)                                 For purposes of Section 6.5, Section 10.1(c) and this Article XIII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party or Parties having an obligation to indemnify another Party or Parties with respect to such Liabilities pursuant to Section 6.5, Section 10.1(c) or this Article XIII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party or Parties having the right to be indemnified with respect to such Liabilities by another Party or Parties pursuant to Section 6.5, Section 10.1(c) or this Article XIII.

(b)                                 To make claim for indemnification under Section 6.5, Section 10.1(c), Section 13.2 and Section 13.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 13.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.7(b) shall not relieve the Indemnifying Party of its obligations under Section 6.5, Section 10.1(c), Section 13.2 or Section 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)                                  In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party.  The Indemnified Party is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)                                 If the Indemnifying Party admits its liability to defend the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Indemnified Party against such Third Party Claim.  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest.

The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.7(d).  An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)                                  If the Indemnifying Party does not admit its liability or admits its liability to defend the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof.  If the Indemnifying Party has not yet admitted its liability to defend the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the liability and consent to such settlement and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability.  Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (i) above.

(f)                                   In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities.  If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.

13.8                        Survival.

(a)                                 The representations and warranties of the Parties in Article IV and Article V (except for the Specified Representations), and the covenants and agreements of the Parties in Sections 9.4, 13.2(a) and 13.3(a) shall survive Closing for a period of twelve (12) months.  Seller’s representations and warranties in Section 11.1(b) shall survive until the expiration of the Survival Period.  Clauses (iii), (iv) and (v) described in Seller’s Retained Obligations (including covenants and agreements of the Parties in Section 13.2(c) that relate to clauses (iii), (iv) and (v)) shall survive the Closing for a period of eighteen (18) months, and after eighteen (18) months (except as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or prior to the expiration of the eighteen (18) month period) such Retained Obligations shall become Assumed Obligations.  Subject to the foregoing and Section 13.8(b), the remainder of this Agreement shall survive Closing without time limit.  Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b)                                 The indemnities in Section 13.2(a), Section 13.2(b), Section 13.3(a) and Section 13.3(b) shall terminate as of the expiration date of each respective representation, warranty, covenant or agreement (if any) that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such expiration date.  Seller’s indemnity in Section 13.2(c) (excluding clauses (iii), (iv) and (v) of the definition of Retained Obligations which shall survive in accordance with Section 13.8(a)), Section 13.2(d) and the Specified Representations shall survive Closing without time limit.  Buyer’s indemnities in Section 6.5, Section 10.1(c) and Section 13.3(c) shall survive Closing without time limit and shall be deemed covenants running with the Assets (provided that Buyer and its successors and assigns shall not be released from any of, and, except as provided in Section 15.3 where Buyer has made a corresponding assignment of its rights under this Agreement, shall remain jointly and severally liable to the Seller Indemnified Parties for, the obligations and Liabilities of Buyer under such Sections of this Agreement upon any transfer or assignment of any Asset).

13.9                        Waiver of Right to Rescission.  Seller and Buyer acknowledge that, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement.  As the payment of money shall be adequate compensation, following Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

13.10                 Insurance, Taxes.  The amount of any Liabilities for which any of the Buyer Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding (a) Tax benefit created or generated by the incurrence of the Liability or (b) insurance proceeds from insurance policies carried by a Party realized.

13.11                 Non-Compensatory Damages.  None of the Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, as applicable, or their respective Affiliates, any special, indirect, consequential, punitive or exemplary damages arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder.  Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of Seller Indemnified Parties, each waive any right to recover any special, indirect, consequential, punitive, exemplary, remote or speculative damages arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

ARTICLE XIV
TERMINATION, DEFAULT AND REMEDIES

14.1                        Right of Termination.  This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:

(a)                                 by Seller, at Seller’s option, if any of the conditions set forth in Article VIII have not been satisfied on or before the Closing Date and, following written notice thereof from Seller to Buyer specifying the reason such condition is unsatisfied (including any breach by Buyer of this Agreement), such condition remains unsatisfied for a period of ten (10) Business Days after Buyer’s receipt of written notice thereof from Seller;

(b)                                 by Buyer, at Buyer’s option, if any of the conditions set forth in Article VII have not been satisfied on or before the Closing Date and, following written notice thereof from Buyer to Seller specifying the reason such condition is unsatisfied (including any breach by Seller of this Agreement), such condition remains unsatisfied for a period of ten (10) Business Days after Seller’s receipt of written notice thereof from Buyer;

(c)                                  by Buyer if the condition set forth in Section 7.4 has not been satisfied on or before the Closing Date, or by Seller if the condition set forth in Section 8.4 is not satisfied on or before the Closing Date;

(d)                                 by either Party in accordance with Section 11.3; or

(e)                                  by Seller or Buyer if Closing shall not have occurred on or before the day that is the sixtieth (60th) day after the Execution Date;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a) or (b) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement.

14.2                        Effect of Termination.  If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 14.1 hereof, then, except as provided in Section 3.2 and except for the provisions of Sections 10.1(c) through (f), 10.2, 10.3, 13.11, this Section 14.2, Section 14.3, Article I and Article XV (other than Sections 15.2(b), 15.7 and 15.8) and such of the defined terms set forth in Exhibit A to give context to such Sections, this Agreement shall forthwith become void, and the Parties shall have no liability or obligation hereunder except and to the extent such termination results from the material breach by a Party of any of its covenants or agreements hereunder in which case the other Party shall have the right to seek all remedies available at law or in equity, including specific performance, for such material breach; provided that if Seller is entitled to and elects to retain the Deposit as liquidated damages pursuant to Section 3.2, then such retention shall constitute full and complete satisfaction of any and all damages Seller may have against Buyer and Seller expressly waives any and all other legal or contractual rights it may have had, including, but not limited to, specific performance.  The provision for payment of liquidated damages in this Section 14.2 has been included because, in the event of a termination of this Agreement permitting Seller to retain the Deposit, the actual damages to be incurred by Seller can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.

14.3                        Return of Documentation and Confidentiality.  Upon termination of this Agreement, Buyer shall return to Seller all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information furnished by Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, in each case in accordance with the Confidentiality Agreement, and an officer of Buyer shall certify same to Seller in writing.

ARTICLE XV
MISCELLANEOUS

15.1                        Appendices, Exhibits and Schedules.  All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.  Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.

15.2                        Expenses and Taxes.

(a)                                 Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, legal and accounting fees, costs and expenses.

(b)                                 Seller shall be allocated and bear all Asset Taxes for any period or portion thereof ending prior to the Effective Time, and Buyer shall be allocated and bear all Asset Taxes for any period or portion thereof that begins at or after the Effective Time.

(c)                                  For purposes of Section 15.2(b), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the date on which the Effective Time occurs and the portion of such Straddle Period beginning on the date on which the Effective Time occurs by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date. To the extent the actual amount of an Asset Tax is not determinable at the Closing or at the time of the determination of the Final Settlement Statement pursuant to

Section 3.6, as applicable, (i) the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment, and (ii) upon the later determination of the actual amount of such Asset Tax, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under Sections 15.2(b). Buyer shall be responsible for payment to the applicable Taxing Authorities of all Asset Taxes that become due and payable on or after the Closing Date, and Buyer shall indemnify and hold Seller harmless for any failure to make such payments.

(d)                                 All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer.  Any and all sales, use, transfer, stamp, documentary, registration or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (collectively, “Transfer Taxes”) shall be borne by Buyer.

(e)                                  The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.  The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective Taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.

15.3                        Assignment.  Subject to the provisions of Section 15.17, this Agreement may not be assigned by Buyer without prior written consent of Seller, except to an Affiliate of Buyer.  In the event Seller consents to any such assignment, such assignment shall relieve Buyer of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment.  Any assignment or other transfer by Buyer or its successors and assigns of any of the Assets, including any assignment of this Agreement to an Affiliate by Buyer, shall not relieve Buyer or its successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Assets so assigned or transferred.

15.4                        Preparation of Agreement.  Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

15.5                        Publicity.  Seller and Buyer shall promptly consult with each other with regard to all press releases or other public or private announcements issued or made at or prior to Closing concerning this Agreement or the transactions contemplated herein, and, except as may be required by Laws or the applicable rules and regulations of any Governmental Authority or stock exchange, neither Buyer nor Seller shall issue any such press release or other public or private announcement without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.

15.6                        Notices.  All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that a receipt of such email is requested and received), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Seller:

Midstates Petroleum Company LLC

4400 Post Oak Parkway, Suite 2600

Houston, Texas 77027

Attn: Vice President – Legal

Fax:  (713) 595-9494

If to Buyer:

Baseline Energy Resources, LLC

1200 Post Oak Blvd, Suite 1513

Houston, Texas 77056

Attn: Lyle Kuntz

Fax: (713) 782-3007

With a copy to (which shall not constitute notice):

White Deer Energy L.P.

667 Madison Avenue, 4th Floor

New York, New York 10065

Attn:  Thomas J. Edelman

Fax: (212) 888-6877

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person, or by courier, or transmitted by email transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day).  The Parties may change the address and the email address to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 15.6.

15.7                        Further Cooperation.  After Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer, and shall take such other actions as any Party may reasonably request, to convey and deliver the Assets to Buyer, to perfect Buyer’s title thereto, and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement.

15.8                        Filings, Notices and Certain Governmental Approvals.  Promptly after Closing, Buyer shall (a) record all assignments executed at Closing in the records of the applicable Governmental Authority (including any federal or state agencies, if applicable), (b) if applicable, send notices to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Buyer, (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, in each case, that shall not have been obtained prior to Closing.  Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

15.9                        Entire Agreement; Conflicts.  THIS AGREEMENT, THE APPENDICES, EXHIBITS AND SCHEDULES HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF.  THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NEITHER SELLER NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH.  IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.9.

15.10                 Parties in Interest.  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder any rights, remedies, obligations or Liabilities under or by reason of this Agreement; provided that only a Party and its successors and assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).

15.11                 Amendment.  This Agreement may be amended only by an instrument in writing executed by the Parties against whom enforcement is sought.

15.12                 Waiver; Rights Cumulative.  Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance.  No course of dealing on the part of Seller or Buyer or their respective officers, employees, agents, or representatives and no failure by Seller or Buyer to exercise any of its rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision.  No waiver by any Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.  The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

15.13                 Governing Law; Jurisdiction.

(a)                                 This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the transactions contemplated hereby or the rights, duties and relationship of the parties hereto and thereto, shall be governed by and construed and enforced in accordance with the laws of the State of Texas, excluding any conflicts of law, rule or principle that might refer construction of provisions to the Laws of another jurisdiction.

(b)                                 The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby shall be in any state or federal court in Houston, Texas and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement.  The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts.  The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)                                  To the extent that any Party hereto or any of its Affiliates has acquired, or hereafter may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 15.13(b).

(d)                                 THE PARTIES AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

15.14                 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.15                 Removal of Name.  As promptly as practicable, but in any case within thirty (30) days after the Closing Date, Buyer shall eliminate the names “Midstates Petroleum Company”, “Midstates” and any variants thereof from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

15.16                 Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement.  Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

15.17                 Like-Kind Exchange.  Buyer and Seller agree that either or both of Seller and Buyer may elect to treat the acquisition or sale of the Assets as an exchange of like-kind property under Section 1031 of the Code (an “Exchange”), provided, that the Closing shall not be delayed by reason of the Exchange.  Each Party agrees to use reasonable efforts to cooperate with the other Party in the completion of such an Exchange including an Exchange subject to the procedures outlined in Treasury Regulation § 1.1031(k)-1 and/or Internal Revenue Service Revenue Procedure 2000-37.  Each of Seller and Buyer shall have the right at any time prior to Closing to assign all or a part of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation § 1.1031(k)-1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to effect an Exchange.  In connection with any such Exchange, any exchange accommodation titleholder shall have taken all steps necessary to own the Assets under Law.  Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other person in connection with the Exchange shall release any Party from, or modify, any of its liabilities and obligations (including indemnity obligations to each other) under this Agreement, and no Party makes any representations as to any particular Tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with the Exchange.  Any Party electing to treat the acquisition or sale of the Assets as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other Party, the Party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold the other Party, its Affiliates, and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives harmless from and against any and all liabilities and taxes arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Party but for the electing Party’s Exchange election.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first written above.

SELLER:

MIDSTATES PETROLEUM COMPANY LLC

By:	/s/ Dr. Peter J. Hill
Dr. Peter J. Hill
President and Chief Executive Officer

BUYER:

BASELINE ENERGY RESOURCES, LLC

By:

Baseline Resources, LLC, a Texas limited
liability company and its sole member

By:	/s/ Lyle Kuntz
Lyle Kuntz
President and Chief Executive Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

S-1

EXHIBIT A

DEFINED TERMS

Capitalized terms used herein shall have the meanings set forth in this Exhibit A unless the context requires otherwise.

“Accounting Arbitrator” shall have the meaning set forth in Section 3.7.

“Adjusted Purchase Price” shall have the meaning set forth in Section 3.3.

“AFEs” shall have the meaning set forth in Section 4.12.

“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person.  The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Deductible” shall mean three percent (3%) of the Purchase Price.

“Agreement” shall have the meaning set forth in the introductory paragraph herein.

“Allocated Amount” shall have the meaning set forth in Section 6.9(a).

“Allocated Values” shall have the meaning set forth in Section 3.8.

“Applicable Contracts” shall mean all Contracts to which Seller is a party or is bound relating to any of the Assets and (in each case) that will be binding on Buyer after Closing, including: communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any master service agreements and Contracts relating to the Excluded Assets.

“Asset Taxes” shall mean ad valorem, property, severance, production, sales, use and similar Taxes (excluding, for the avoidance of doubt, does not Income Taxes or Transfer Taxes) based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom.

“Assets” shall have the meaning set forth in Section 2.1.

“Assignment” shall mean the Assignment and Bill of Sale from Seller to Buyer, pertaining to the Assets (other than the Land and Mineral Interest), substantially in the form attached to this Agreement as Exhibit C.

“Assumed Obligations” shall have the meaning set forth in Section 13.1.

“Available Cash” means, as of the date of determination, the Allocated Amount less (i) all Operating Expenses (as such term is applied under GAAP) paid in connection with the operation and maintenance of the Pipeline, as such costs would be incurred by a reasonable and prudent pipeline operator, and (ii) Capital Expenses, as such term is applied under GAAP.

“Bond” shall have the meaning set forth in Section 6.7(a).

“Burden” shall mean any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).

“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Houston, Texas are generally open for business.

“Buy Out Option” shall have the meaning set forth in Section 3.8.

“Buyer” shall have the meaning set forth in the introductory paragraph herein.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 13.2.

“Buyer’s Representatives” shall have the meaning set forth in Section 10.1(a).

“Casualty Loss” shall have the meaning set forth in Section 11.3(b).

“Claim Notice” shall have the meaning set forth in Section 13.7(b).

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Compliance” shall have the meaning set forth in Section 6.10.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement between Seller and Rancho Resources, LLC dated as of February 10, 2013.

“Consent” shall have the meaning set forth in Section 4.4.

“Contract” shall mean any written or oral contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operations of any Assets.

“Cure Period” shall have the meaning set forth in Section 11.2(c).

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets.

“Decommission” shall mean all dismantling and decommissioning activities and obligations as are required by Law, any Governmental Authority or agreements including all well plugging, replugging and abandonment, facility dismantlement and removal, pipeline and flowline removal, dismantlement and removal of all other property of any kind related to or associated with operations or activities and associated site clearance, site restoration and site remediation.

“Deed” shall mean the Deed for Land and Mineral Interest from Seller to Buyer, pertaining to the Land and Mineral Interest, substantially in the form attached to this Agreement as Exhibit C-1.

“Defensible Title” shall mean such title of Seller with respect to the Leases, the Wells and the Land and Mineral Interest that, as of the date hereof and subject to Permitted Encumbrances:

(a)                                 with respect to the entire productive life of each Lease or Well (subject to the depth restrictions set forth in Exhibit B or Exhibit B-1), entitles Seller to receive not less than the Net Revenue Interest set forth in Exhibit B or Exhibit B-1 for such Lease or Well, except for (i) decreases in connection with those operations in which Seller may from and after the date of this Agreement elect to be a non-consenting co-owner upon the written consent of Buyer in accordance with Section 6.1(b), (ii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries as such Imbalances are listed on Schedule 4.11, and (iii) as otherwise set forth in Exhibit B or Exhibit B-1;

(b)                                 with respect to the entire productive life each Lease or Well (subject to the depth restrictions set forth in Exhibit B or Exhibit B-1), obligates Seller to bear not more than the Working Interest set forth in Exhibit B or Exhibit B-1 for such Lease or Well, except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (ii) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest, and (iii) as otherwise set forth in Exhibit B or Exhibit B-1; and

(c)                                  is free and clear of all Encumbrances.

“Deposit” shall have the meaning set forth in Section 3.2(a).

“Dispute Notice” shall have the meaning set forth in Section 3.6.

“Disputed Title Matters” shall have the meaning set forth in Section 11.2(j).

“Effective Time” shall mean 7:00 a.m. (Central Time) on April 1, 2014.

“email” shall have the meaning set forth in Section 15.6.

“Encumbrance” shall mean any lien, mortgage, security interest, pledge, charge or similar encumbrance.

“Environmental Arbitrator” shall have the meaning set forth in Section 12.1(e).

“Environmental Claim Date” shall have the meaning set forth in Section 12.1(a).

“Environmental Condition” shall mean (a) a condition existing on the date of this Agreement with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes an Asset (or Seller with respect to an Asset) not to be in compliance with any Environmental Law or (b) the existence as of the date of this Agreement with respect to the Assets or their operation thereof of any environmental pollution, contamination or degradation where remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws including, but not limited to, as such may be related to fracking operations which have occurred on the Assets.

“Environmental Consultant” shall mean New Tech Global (a/k/a NTG Environmental).

“Environmental Defect” shall mean an Environmental Condition with respect to an Asset.

“Environmental Defect Notice” shall have the meaning set forth in Section 12.1(a).

“Environmental Laws” shall mean all Laws in effect as of the date of this Agreement, including common law, relating to the protection of the public health, welfare and the environment, including, those Laws relating to the storage, handling and use of chemicals and other Hazardous Substances and those Laws relating to the generation, processing, treatment, storage, transportation, disposal, fracking or other management thereof.  The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority.

“Exchange” shall have the meaning set forth in Section 15.17.

“Excluded Assets” shall mean (a) all of Seller’s corporate minute books, financial records and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets); (b) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all trade credits, all accounts, all receivables and all other proceeds, income or revenues attributable to the Assets and attributable to any period of time prior to the Effective Time; (c) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all claims and causes of action of Seller arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) subject to Section 11.3 and to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all rights and interests of Seller accruing prior to the Effective Time (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property; (e)

all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time; (f) all claims of Seller or its Affiliates for refunds of, rights to receive funds from any Governmental Authority, or loss carry forwards or credits with respect to (i) Asset Taxes attributable to any period (or portion thereof) prior to the Effective Time, (ii) Income Taxes or (iii) any Taxes attributable to the Excluded Assets; (g) all personal computers and associated peripherals and all radio and telephone equipment; (h) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (i) all documents and instruments of Seller that may be protected by an attorney-client privilege; (j) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties; (k) all audit rights arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer; (l) all geophysical and other seismic and related technical data and information relating to the Assets which Seller may not disclose, assign or transfer under its existing agreements and licenses without making any additional payments, or incurring any liabilities or obligations; provided that Seller shall cooperate and exercise all reasonable commercial efforts to assist in obtaining permission to provide such matters to Buyer pursuant to the relevant agreement; (m) documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Seller, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its respective representatives, and any prospective purchaser other than Buyer and (v) correspondence between Seller or any of its representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (n) any offices, office leases and any personal property located in or on such offices or office leases; (o) any leases and other assets specifically listed in Exhibit D; (p) any Hedge Contracts; (q) any debt instruments; and (r) any assets described in Section 2.1(i), Section 2.1(j) or Section 2.1(l) that are not assignable.

“Execution Date” shall have the meaning set forth in the introductory paragraph herein.

“Final Price” shall have the meaning set forth in Section 3.6.

“Final Settlement Statement” shall have the meaning set forth in Section 3.6.

“GAAP” shall mean United States generally accepted accounting principles.

“Guarantees” shall have the meaning set forth in Section 6.5.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or Taxing Authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hazardous Substances” shall mean any pollutants, contaminants, toxins or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM and other substances referenced in Section 12.2.

“Hedge Contract” shall mean any Contract to which Seller is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalances” shall mean all Well Imbalances and Pipeline Imbalances.

“Income Taxes” shall mean any income, franchise and similar Taxes.

“Indemnified Party” shall have the meaning set forth in Section 13.7(a).

“Indemnifying Party” shall have the meaning set forth in Section 13.7(a).

“Indemnity Deductible” shall mean one and one-half percent (1.5%) of the Purchase Price.

“Individual Environmental Threshold” shall have the meaning set forth in Section 12.1(d).

“Individual Title Benefit Threshold” shall have the meaning set forth in Section 11.2(i).

“Individual Title Defect Threshold” shall have the meaning set forth in Section 11.2(i).

“Interim Period” shall mean that period of time commencing with the Effective Time and ending at 7:00 a.m. (Central Time) on the Closing Date.

“Inventory” shall have the meaning set forth in Section 2.1(f).

“Knowledge” shall mean with respect to Seller, the actual knowledge (without a duty of inquiry) of the following Persons:  Eric Christ, Matt David, Brandon Junker and Rod Perkins.

“Land and Mineral Interest” shall have the meaning set forth in Section 2.1(h).

“Lands” shall have the meaning set forth in Section 2.1(a).

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Leases” shall have the meaning set forth in Section 2.1(a).

“Legacy Lawsuit” shall mean any suit, action, administrative action or litigation by any Third Party or any Governmental Authority which purports to state a cause of action against Seller or its Affiliates for damages caused by or relating to the alleged violation of any Environmental Law or the existence of any historic Environmental Condition affecting any Asset.

“Liabilities” shall mean any and all claims, obligations, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or environmental damage or Remediation.

“Litigation” shall mean those lawsuits, claims and matters described on Schedule 4.6.

“Material Adverse Effect” shall mean a change, event, circumstance, development, state of facts or condition that has or would reasonably be expected to have (A) a material adverse effect on the ownership, operation or value of the Assets taken as a whole and as currently operated as of the date of this Agreement or (B) a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that a Material Adverse Effect shall not include any material adverse effects resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) any action or omission of Seller taken in accordance with the terms of this Agreement without the violation thereof or with the prior written consent of Buyer; (c) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (d) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (e) acts of God, including hurricanes, storms or other naturally occurring events; (f) acts or failures to act of Governmental Authorities; (g) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (h) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (i) a change in Laws and any interpretations thereof from and after the date of this Agreement; (j) any reclassification or recalculation of reserves in the ordinary course of business consistent with past practices; (k) changes in the prices of Hydrocarbons; and (l) natural declines in well performance (which, for purposes of clarity, would not include any declines in well performance resulting from the gross negligence or willful misconduct of the Seller).  Notwithstanding the foregoing, (i) changes, events, circumstances, developments, state of facts and conditions referred to in clauses (c), (d), (f) and (i) in the definition of “Material Adverse Effect” shall be considered for purposes of determining whether there has been (or would reasonably be expected to be) a “Material Adverse Effect” if, and only to the extent, such change, event, circumstance, development, state of facts or condition has had (or would reasonably be expected to have) a disproportionate adverse effect on the ownership, operation or value of the Assets, as opposed to other companies (and businesses) operating in the same industries in which such Persons (and the Seller’s Assets) operates, and (ii) a “Material Adverse Effect” shall be deemed to have occurred if a change, event, circumstance, development, state of facts or condition has (or would reasonably be expected to have) a material adverse effect on the ownership, operation or value of the Assets taken as a whole that is equal to or greater than $8,000,000.

“Material Contracts” shall have the meaning set forth in Section 4.7(a).

“Mcf” shall have the meaning set forth in Section 3.8.

“Method” shall have the meaning set forth in Section 6.10.

“Net Revenue Interest” shall mean, with respect to any Lease or Well (subject to the depth restrictions set forth in Exhibit B or Exhibit B-1), the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Lease or Well (subject to the depth restrictions set forth in Exhibit B or Exhibit B-1), after giving effect to all Burdens.

“Neutral Third Party” shall have the meaning set forth in Section 6.9(c).

“NORM” shall mean naturally occurring radioactive material.

“Operating Expenses” shall have the meaning set forth in Section 2.3.

“Oretta Gas Plant Matter” shall mean any noncompliance with applicable Environmental Laws, including EPA Regulation 40 CFR Part 60, Subpart OOOO, at the Oretta Gas Plant as a result of there not being sufficient vapor recovery on the NGL storage tanks at the Oretta Gas Plant.

“Overhead Costs” shall mean with respect to those Assets that are operated by Seller or a Third Party and (a) are burdened by an existing joint operating agreement covering such Assets, the amount representing the overhead or general and administrative fee that is charged to other working interest owners with interests in the related Assets as set forth in the accounting procedures attached to such joint operating agreement, which amount is attributable to the Assets during the Interim Period, and (b) with respect to those Assets that are not burdened by an existing joint operating agreement, an amount equal to a portion of $12,000 per Well per month undergoing drilling or completion operations and $1,200 per producing Well per month attributable to the Assets during the Interim Period.

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Permitted Encumbrances” shall mean:

(a)                                 the terms and conditions of all Leases and all recorded Burdens or Burdens specifically identified to Buyer in writing prior to Closing if the net cumulative effect of such Leases and Burdens does not operate to reduce the Net Revenue Interest of Seller with respect to any Lease or Well to an amount less than the Net Revenue Interest set forth in Exhibit B or Exhibit B-1 for such Lease or Well, and does not obligate Seller to bear a Working Interest with respect to any Lease or Well in any amount greater than the Working Interest set forth in Exhibit B or Exhibit B-1 for such Lease or Well (unless the Net Revenue Interest for such Lease or Well is greater than the Net Revenue Interest set forth in Exhibit B or Exhibit B-1 in the same or greater proportion as any increase in such Working Interest);

(b)                                 preferential rights to purchase and required consents to assignment and similar agreements;

(c)                                  liens for Taxes not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(d)                                 Customary Post-Closing Consents;

(e)                                  conventional rights of reassignment;

(f)                                   such Title Defects as Buyer may have waived or is deemed to have waived pursuant to the terms of this Agreement;

(g)                                  all Laws and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit; provided that they do not operate to reduce the Net Revenue Interest of Seller with respect to any Lease or Well to an amount less than the Net Revenue Interest set forth in Exhibit B or Exhibit B-1 for such Lease or Well, and do not obligate Seller to bear a Working Interest with respect to any Lease or Well in any amount greater than the Working Interest set forth in Exhibit B or Exhibit B-1 for such Lease or Well (unless the Net Revenue Interest for such Lease or Well is greater than the Net Revenue Interest set forth in Exhibit B or Exhibit B-1 in the same or greater proportion as any increase in such Working Interest);

(h)                                 rights of a common owner of any interest in rights-of-way, permits or easements held by Seller and such common owner as tenants in common or through common ownership;

(i)                                     easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not materially impair the operation or use of the Assets as currently operated and used and which do not operate to reduce the Net Revenue Interest of Seller with respect to any Lease or Well to an amount less than the Net Revenue Interest set forth in Exhibit B or Exhibit B-1 for such Lease or Well, and do not obligate Seller to bear a Working Interest with respect to any Lease or Well in any amount greater than the Working Interest set forth in Exhibit B or Exhibit B-1 for such Lease or Well (unless the Net Revenue Interest for such Lease or Well is greater than the Net Revenue Interest set forth in Exhibit B or Exhibit B-1 in the same or greater proportion as any increase in such Working Interest);

(j)                                    vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Seller, which proceedings are listed on Schedule A-1;

(k)                                 liens created under the Assets and/or operating agreements or by operation of Law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller, which proceedings are listed on Schedule A-1;

(l)                                     with respect to any interest in the Assets acquired through compulsory pooling, failure of the records of any Governmental Authority to reflect Seller as the owner of an Asset;

(m)                             any Encumbrance affecting the Assets that is discharged by Seller at or prior to Closing;

(n)                                 any matters referenced and set forth in Exhibit B or Exhibit B-1 and the Litigation; and

(o)                                 mortgage liens burdening a lessor’s interest in the Assets.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” shall have the meaning set forth in Section 2.1(e).

“Phase II Activity” shall mean the conduct of any invasive testing or sampling of soil, groundwater or other materials (including any invasive testing or sampling for Hazardous Substances, Hydrocarbons or NORM).

“Pipeline” shall have the meaning set forth in Section 6.9(a).

“Pipeline Imbalance” shall mean any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Seller under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

“Pipeline Period” shall have the meaning set forth in Section 6.9(a).

“Pre-closing ORRI Buy-Out Option” shall have the meaning set forth in Section 9.3(l).

“Preferential Purchase Right” shall have the meaning set forth in Section 4.9.

“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.5.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Records” shall have the meaning set forth in Section 2.1(k).

“Remaining Cash Payments” shall have the meaning set forth in Section 3.8.

“Remediation” shall mean, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions required under Environmental Laws to correct or remove such Environmental Condition.

“Remediation Amount” shall mean, with respect to an Environmental Condition, the present value as of the Closing Date (using an annual discount rate of ten percent (10%)) of the cost (net to Seller’s interest prior to the consummation of the transactions contemplated by this Agreement) of the most cost-effective Remediation of such Environmental Condition.

“Retained Obligations” shall have the meaning set forth in Section 13.1.

“Salt Water Disposal System” shall mean any salt water disposal system located on the Lands that are associated with the Wells.

“Seller” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Seller Indemnified Parties” shall have the meaning set forth in Section 13.3.

“Specified Representations” shall mean the representations and warranties in Sections 4.1, 4.2, 4.3(a), 4.5, 4.14, 5.1, 5.2, 5.5, 5.10 and 5.11.

“Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.

“Survival Period” shall have the meaning set forth in Section 11.1(c)(i).

“Target Cash Amount” means Available Cash allocated to Buyer equal to $1,000,000 plus Capital Expenses, as such term is applied under GAAP, plus a ten percent (10%) return on Buyer’s capital (including the Capital Expenditures) with respect to the Pipeline.

“Taxes” shall mean any taxes, assessments and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.

“Taxing Authority” shall mean, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” shall have the meaning set forth in Section 13.7(b).

“Title Arbitrator” shall have the meaning set forth in Section 11.2(j).

“Title Benefit” shall mean, with respect to each Lease and Well shown in Exhibit B or Exhibit B-1, any right, circumstance or condition that operates to increase the Net Revenue Interest of Seller above that shown for such Lease or Well in Exhibit B or Exhibit B-1 to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown in Exhibit B or Exhibit B-1, or (b) to decrease the Working Interest of Seller in any Lease or Well below that shown for such Lease or Well in Exhibit B or Exhibit B-1 to the extent the same causes a decrease in Seller’s Working Interest that is proportionately greater than the decrease in Seller’s Net Revenue Interest therein below that shown in Exhibit B or Exhibit B-1.

“Title Benefit Amount” shall have the meaning set forth in Section 11.2(e).

“Title Benefit Notice” shall have the meaning set forth in Section 11.2(b).

“Title Benefit Property” shall have the meaning set forth in Section 11.2(b).

“Title Claim Date” shall have the meaning set forth in Section 11.2(a).

“Title Defect” shall mean any Encumbrance, defect or other matter that causes Seller not to have Defensible Title in and to the Leases, the Wells or the Land and Mineral Interest as of the Effective Time, without duplication; provided that the following shall not be considered Title Defects:

(a)                                 defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s superior claim of title to the relevant Asset;

(b)                                 any Encumbrance or loss of title resulting from Seller’s conduct of business in compliance with this Agreement;

(c)                                  defects arising from any prior oil and gas lease relating to the lands covered by a Lease not being surrendered of record, unless Buyer provides affirmative evidence that such prior oil and gas lease is still in effect and results in another Person’s actual and superior claim of title to the relevant Lease or Well;

(d)                                 defects that affect only which Person has the right to receive royalty payments (rather than the amount or the proper payment of such royalty payment);

(e)                                  defects arising out of lack of survey, unless a survey is expressly required by Laws; and

(f)                                   defects that have been cured by Laws of limitations or presumptions.

“Title Defect Amount” shall have the meaning set forth in Section 11.2(g).

“Title Defect Notice” shall have the meaning set forth in Section 11.2(a).

“Title Defect Property” shall have the meaning set forth in Section 11.2(a).

“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 15.2(d).

“Transition Services Agreement” shall have the meaning set forth in Section 3.8.

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Units” shall have the meaning set forth in Section 2.1(d).

“Wells” shall have the meaning set forth in Section 2.1(b).

“Well Imbalance” shall mean any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

“Working Interest” shall mean, with respect to any Lease or Well (subject to the depth restrictions set forth in Exhibit B or Exhibit B-1), the interest in and to such Lease or Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease or Well, but without regard to the effect of any Burdens.

EXHIBIT B

LEASES

EXHIBIT B-1

WELLS

EXHIBIT B-2

LAND AND MINERAL INTEREST

I.                                        (a)                                 Commencing at the Southeast corner of the East Half of the East Two-Fifths of the Northeast Quarter of the Southwest Quarter (E/2 of E2/5 of NE/4 of SW/4) of Section 12, Township 7 South, Range 10 West, Louisiana Meridian, Beauregard Parish, Louisiana, thence North 00 degrees 57 minutes 27 seconds East along the East line of said E/2 of E2/5 of NE/4 of SW/4 a distance of 292.30 feet to the point of beginning, thence South 89 degrees 58 minutes 07 seconds West a distance of 266.64 feet to the West line of said E/2 of E2/5 of NE/4 of SW/4, thence North 01 degree 00 minutes 30 seconds East along said West line a distance of 357.78 feet, thence South 88 degrees 26 minutes 27 seconds East a distance of 266.29 feet to the East line of said E/2 of E2/5 of NE/4 of SW/4, thence South 00 degrees 57 minutes 27 seconds West along said East line a distance of 350.38 feet to the point of beginning, containing 2.166 acres, more or less;

(b)                                 The Southeast Quarter of the Southwest Quarter (SE/4 of SW/4) of Section 4, Township 7 South, Range 11 West, Beauregard Parish, Louisiana;

(c)                                  A tract of land containing 0.396 acres, more or less, commencing at the Southeast corner of the West Half of the East Two-Fifths of the Northeast Quarter of the Southwest Quarter (W/2 of E2/5 of NE/4 of SW/4) of Section 12, Township 7 South, Range 10 West, Louisiana Meridian, Beauregard Parish, Louisiana, thence North 01 degree 00 minutes 30 seconds East along the East line of said W/2 of E2/5 of NE/4 of SW/4 a distance of 285.32 feet to the point of beginning, thence South 89 degrees 58 minutes 07 seconds West a distance of 63.04 feet, thence North 05 degrees 44 minutes 36 seconds East a distance of 360.48 feet, thence South 88 degrees 26 minutes 27 seconds East a distance of 33.27 feet to the East line of said W/2 of E2/5 of NE/4 of SW/4, thence South 01 degree 00 minutes 30 seconds West along said East line a distance of 357.78 feet to the point of beginning, being the same property identified on that certain plat of survey prepared by Olin M. Lacy, Jr. as “Kelly Oil Co. 0.396 Ac. Encroachment on Shirley”;

(d)                                 That certain tract or parcel of land containing 245 acres, being the Southeast Quarter (SE/4) and the South Half of the Northeast Quarter (S/2 of NE/4) of Section 27, Township 6 South, Range 11 West, Beauregard Parish, Louisiana, said tract or parcel of land being a portion of the same property acquired by Leland J. Wallace and Dorothy W. Wallace from Halim S. Rahbany in that certain Act of Cash Sale dated September 20, 1973, recorded under Entry No. 231058, COB 295, Page 385, Records of Beauregard Parish, Louisiana;

(e)                                  A tract of land containing 4.202 acres, situated in Section 12, Township 7 South, Range 10 West, Beauregard Parish, Louisiana, and described as beginning at the

Northeast corner of the East Half of the East Two-Fifths of the Northeast Quarter of the Southwest Quarter (E/2 of E2/5 of NE/4 of SW/4) of Section 12, Township 7 South, Range 10 West, Louisiana Meridian, Beauregard Parish, Louisiana, thence South 00 degrees 57 minutes 27 seconds West along the East line of said E/2 of E2/5 of NE/4 of SW/4 a distance of 688.39 feet, thence North 88 degrees 26 minutes 27 seconds West a distance of 266.29 feet to the West line of said E/2 of E2/5 of NE/4 of SW/4, thence North 01 degree 00 minutes 30 seconds East along said West line a distance of 688.05 feet to the Northwest corner of said E/2 of E2/5 of NE/4 of SW/4, thence South 88 degrees 30 minutes 43 seconds East along the North line of said E/2 of E2/5 of NE/4 of SW/4 a distance of 265.68 feet to the point of beginning, being the same property identified as “TRACT 1 — 4.202 Ac.” on that certain plat of survey dated October 13, 2003, prepared by Olin M. Lacy, Jr.; and

A tract of land containing 1.768 acres, situated in Section 12, Township 7 South, Range 10 West, Beauregard Parish, Louisiana, and described as beginning at the Southeast corner of the East Half of the East Two-Fifths of the Northeast Quarter of the Southwest Quarter (E/2 of E2/5 of NE/4 of SW/4) of Section 12, Township 7 South, Range 10 West, Louisiana Meridian, Beauregard Parish, Louisiana, thence North 88 degrees 31 minutes 28 seconds West along the South line of said E/2 of E2/5 of NE/4 of SW/4 a distance of 266.86 feet to the Southwest corner of said E/2 of E2/5 of NE/4 of SW/4, thence North 01 degree 00 minutes 30 seconds East along the West line of said E/2 of E2/5 of NE/4 of SW/4 a distance of 285.32 feet, thence North 89 degrees 58 minutes 07 seconds East a distance of 266.64 feet to the East line of said E/2 of E2/5 of NE/4 of SW/4, thence South 00 degrees 57 minutes 27 seconds West along said East line a distance of 292.30 feet to the point of beginning, being the same property identified as “TRACT 3 — 1.768 Ac.” on that certain plat of survey dated October 13, 2003, prepared by Olin M. Lacy, Jr.;

(f)                                   That certain lot of ground, together with all improvements thereon, and all the rights, ways, privileges, servitudes, appurtenances and advantages thereunto belonging and all appurtenances thereof, more fully described as follows:  Beginning at the Southwest Corner of the West Half of the East Two-Fifths of the Northeast Quarter of the Southwest Quarter (SW/corner of W/2 of E2/5 of NE/4 of SW/4) of Section 12, Township 7 South, Range 10 West, Beauregard Parish, Louisiana (said point of beginning being on the South line of said Northeast Quarter of the Southwest Quarter (NE/4 of SW/4) a distance of 533.72 feet West of the Southeast Corner), thence North 01 degrees 03 minutes 33 seconds East a distance of 210.58 feet; thence South 88 degrees 31 minutes 25 seconds East a distance of 206.86 feet; thence South 00 degrees 03 minutes 33 seconds West a distance of 210.58 feet; thence North 99 degrees 31 minutes 25 seconds West a distance of 206.86 feet, to the point of beginning, containing one (1) acre, more or less; being the same property acquired by Ray Garland Bourque from Ora Lee Perkins by virtue of that “Act of Cash Sale” dated December 16, 1999, recorded December 17, 1999 under Entry No. 416142, COB 700, Page 45, Records of

Beauregard Parish, Louisiana; said property bearing the municipal address of 130 Carl Gimnick Road, Dequincy, Louisiana  70633; and

II.                                   That 1992 ROCW mobile home bearing VIN ALFRA0327007; and

III. (g)             All oil, gas and minerals in, on and under the following described property:

Tract 1:  That certain tract or parcel of land containing 168.00 acres, more or less, being the Southwest Quarter (SW/4) of Section 31, Township 6 South, Range 11 West, Beauregard Parish, Louisiana.  Said tract or parcel of land being the same property acquired by Grantors by virtue of that “Cash Warranty Deed” dated September 23, 1998 and recorded on October 14, 1998 in COB 680, Page 181, Entry No. 408050, Records of Beauregard Parish, Louisiana; and

Tract 2:  That certain tract or parcel of land containing 64.73 acres, more or less, being the Northwest Quarter of the Northeast Quarter (NW/4 of NE/4) and the North Half of the Northeast Quarter of the Northeast Quarter (N/2 of NE/4 of NE/4) of Section 6, Township 7 South, Range 11 West, Beauregard Parish, Louisiana.  Said tract or parcel of land being the same property acquired by Grantors by virtue of that “Cash Warranty Deed” dated September 23, 1998 and recorded on October 14, 1998 in COB 680, Page 181, Entry No. 408050, Records of Beauregard Parish, Louisiana.

EXHIBIT B-3

APPLICABLE CONTRACTS

EXHIBIT B-4

EASEMENTS; RIGHTS-OF-WAY

WHEN RECORDED RETURN TO:

[                             ]

EXHIBIT C

FORM OF ASSIGNMENT AND BILL OF SALE

STATE OF LOUISIANA	§
§
PARISH OF [ ]	§

This ASSIGNMENT AND BILL OF SALE (this “Assignment”), dated [                    ], 2014, but effective as of 7:00 a.m. (Central Time) on April 1, 2014 (the “Effective Time”), is between Midstates Petroleum Company LLC, a Delaware limited liability company (“Assignor”) whose address is [                ], represented herein by its duly authorized [                ] pursuant to that Certificate of Authority, a certified copy of which is attached hereto, and Baseline Energy Resources, LLC, a Louisiana limited liability company (“Assignee”) whose address is [              ], represented herein by its duly authorized [                ] pursuant to those Board Resolutions, a certified copy of which is attached hereto.  Assignor and Assignee are each, individually, referred to herein as a “Party” and, collectively, as the “Parties.”

Capitalized terms used but not defined herein shall have the respective meanings set forth in that certain Purchase and Sale Agreement (the “Purchase Agreement”), dated as of [                    ], 2014, between Assignor and Assignee.

Section 1.              Assignment.  The assignment herein shall be deemed effective as of the Effective Time.

For Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Assignor does hereby forever GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER, SET OVER AND DELIVER to Assignee, all of Assignor’s right, title and interest in and to the assets described in Section 1(a) through Section 1(k), subject to the terms and reservations hereof and of the Purchase Agreement and specifically LESS AND EXCEPT the Excluded Assets and the Retained Obligations (collectively, the “Assets”):

(a)           the oil and gas leases of Assignor covering those lands situated in Beauregard, Allen and Calcasieu Parishes, Louisiana set forth in Exhibit A, subject to any reservations, limitations or depth restrictions contained in Exhibit A, together with any and all other right, title and interest of Assignor in and to the leasehold estates created thereby subject to the terms, conditions, covenants and obligations set forth in Exhibit A (such interest in such leases, the “Leases”) and the lands covered by the Leases or pooled, unitized, communitized or consolidated therewith (the “Lands”);

(b)           all oil, gas, water or injection wells located on the Leases or on any of the properties described in Section 1(a) or on any other lease with which any such property or Lease has been unitized (such interest in such wells, whether producing, shut-in or temporarily abandoned, including the wells set forth in Exhibit A-1, the “Wells”);

(c)           all Hydrocarbons, and all proceeds from the sale of Hydrocarbons, produced from the Leases, the Lands, the Wells and/or the Units, or allocated thereto, as of and after the Effective Time;

(d)           all rights and interests in, under or derived from all unitization and pooling agreements in effect with respect to any of the Leases or Wells and the units created thereby (the “Units”);

(e)           the Salt Water Disposal System, all equipment, machinery, fixtures and other tangible personal property, operational and nonoperational, owned by Assignor and located on any of the Leases, Wells, Units or other Assets that is used in connection therewith as of the Effective Time, including pipelines, gathering systems, manifolds, well equipment, casing, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, processing and separation facilities, pads, structures, materials and other items primarily used in the operation thereof (collectively, the “Personal Property”);

(f)            the excess drilling and production pipe and other inventory owned by Assignor  and currently located in the storage yard of a third party (the “Inventory”) as more fully described on Schedule 2.1(f) of the Purchase Agreement;

(g)           all Imbalances relating to the Assets;

(h)           all Applicable Contracts, including those listed on Exhibit A-2 and all rights thereunder;

(i)            all permits, licenses, servitudes, easements, rights-of-way, surface leases or other surface rights appurtenant thereto to the extent used primarily in connection with the ownership or operation of any of the Leases, Wells, Units or other Assets, including those listed on Exhibit A-3;

(j)            all of the files, records, information and data, whether written or electronically stored, primarily relating to the Assets in Assignor’s or its Affiliates’ possession, including:  (i) land and title records (including abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) correspondence; (iv) operations, environmental, production and accounting records; and (v) facility and well records (collectively, “Records”); and

(k)           all geophysical and other seismic and related technical data and information relating to the Assets which Assignor may disclose, assign or transfer under its existing agreements and licenses without it making any additional payments, or incurring any liabilities or obligations; provided that Assignor shall cooperate with Assignee in obtaining such materials and Assignor shall exercise all reasonable commercial efforts to assist Assignee, at Assignee’s expense, in obtaining permission to provide such matters to Assignee pursuant to the relevant agreement.

EXCEPTING AND RESERVING to Assignor, however, as to each of the assets described in Section 1(a) through Section 1(k), the Excluded Assets and the Retained Obligations.

TO HAVE AND TO HOLD Assignor’s interest in the Assets to Assignee and its successors and assigns, forever.

Subject to the limitations set forth in Sections 11.1(b) and 11.1(c) of the Purchase Agreement, Assignor warrants Defensible Title to the Leases, the Units, and the Wells (subject to any reservations, limitations or depth restrictions contained in the public records and/or set forth in Exhibit B or Exhibit B-1) unto Assignee against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Assignor.

Section 2.              Disclaimers of Warranties.

(a)           Except as and to the limited extent expressly set forth in the Purchase Agreement, (i) Assignor makes no representations or warranties, express, statutory or implied, and (ii) Assignor expressly disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Assignee or any of its Affiliates, employees, agents, consultants or representatives (including any opinion, information, projection or advice that may have been provided to Assignee by any officer, director, employee, agent, consultant, representative or advisor of Assignor or any of its Affiliates).

(b)           Except as and to the limited extent expressly represented otherwise in the Purchase Agreement, and without limiting the generality of the foregoing, Assignor expressly disclaims any representation or warranty, express, statutory or implied, as to (i) title to any of the Assets, (ii) the contents, character or nature of any report of any petroleum engineering consultant, or any engineering, geological or seismic data or interpretation relating to the Assets, (iii) the quantity, quality or recoverability of Hydrocarbons in or from the Assets, (iv) any estimates of the value of the Assets or future revenues to be generated by the Assets, (v) the production of or ability to produce Hydrocarbons from the Assets, (vi) the maintenance, repair, condition, quality, suitability, design or marketability of the Assets, (vii) the content, character or nature of any information memorandum, reports, brochures, charts or statements prepared by Assignor or Third Parties with respect to the Assets, (viii) any other materials or information that may have been made available to Assignee or its Affiliates, or its or their respective employees, agents, consultants, representatives or advisors in connection with the transactions contemplated by this Assignment and the Purchase Agreement or any discussion or presentation relating thereto and (ix) any implied or express warranty of freedom from patent or trademark infringement.  Except as and to the limited extent expressly represented otherwise in Article IV or Section 11.1(b) of the Purchase Agreement, Assignor further disclaims any representation or warranty, express, statutory or implied, of merchantability, freedom from latent vices or defects, fitness for a particular purpose or conformity to models or samples of materials of any of the Assets, rights of a purchaser under appropriate statutes to claim diminution of consideration or return of the purchase price, it being expressly understood and agreed by the Parties that Assignee shall be deemed to be obtaining the Assets in their present status, condition and state of repair, “as is” and “where is” with all faults or defects (known or unknown, latent, discoverable or undiscoverable), that Assignee has made or caused to be made such inspections as Assignee deems appropriate and that, without limiting the generality of the foregoing, Assignee is acknowledging that Assignor does not warrant that the Assets are free from hidden, redhibitory or latent defects or vices or that the assets are fit for the use intended by Assignee, with Assignee hereby expressly waiving all rights in redhibition pursuant to Louisiana Civil Code Articles 2520, et seq., the warranties of ownership and peaceable possession of the Assets, the warranties against hidden or redhibitory defects in the Assets, and the warranty that the Assets are fit for their intended use, each of which would otherwise be imposed upon Assignor by Louisiana Civil Code Article 2475, and that Assignee is hereby releasing Assignor from any liability for hidden, redhibitory or latent defects or vices under Louisiana Civil Code Articles 2520 to 2548.

(c)           Except as set forth in the Purchase Agreement, Assignor has not and will not make any representation or warranty regarding any matter or circumstance relating to Environmental Laws, the release of materials into the environment or the protection of human health, safety, natural resources or the environment, or any other environmental condition of the Assets, and nothing in this Assignment, the Purchase Agreement or otherwise shall be construed as such a representation or warranty, and Assignee shall be deemed to be taking the Assets “as is” and “where is” with all faults for purposes of their environmental condition and that Assignee has made or caused to be made environmental inspections as Assignee deems appropriate.

(d)           Assignor and Assignee agree that, to the extent required by Law to be effective, the disclaimers of certain representations and warranties contained in this Section 2 are “conspicuous”, “clear” and “unambiguous” disclaimers for the purpose of any Law, with Assignee acknowledging that same has been brought to its attention, as required by Louisiana Civil Code Article 2548.

Section 3.              Subrogation of Covenants and Warranties.  To the extent transferable, Assignee shall be and is subrogated to all covenants and warranties of title by Assignor’s predecessors in title (other than Assignor’s Affiliates) heretofore given or made to Assignor with respect and to the extent applicable to Assignor’s interest in the Assets.

Section 4.              Obligations.  Subject to the terms of the Purchase Agreement, Assignee assumes and agrees to fulfill, perform, pay and discharge (or cause to be timely fulfilled, performed, paid or discharged) all of the Assumed Obligations and Assignor retains and agrees to fulfill, perform, pay and discharge (or cause to be timely fulfilled, performed paid or discharged) all of the obligations relating to the Excluded Assets and the Retained Obligations.

Section 5.              Further Assurances. Assignor and Assignee agree to take further actions and to execute, acknowledge and deliver all further documents as are reasonably requested by the other Party for carrying out the purposes of this Assignment.

Section 6.              Purchase Agreement.  This Assignment is subject to and delivered under the terms and conditions of the Purchase Agreement.  If any provision of this Assignment is construed to conflict with any provision of the Purchase Agreement, the provisions of the Purchase Agreement shall be deemed controlling to the extent of that conflict.

Section 7.              Successors and Assigns.  This Assignment shall bind and inure to the benefit of the Parties and their respective successors, assigns and transferees.

Section 8.              Counterparts.

(a)           This Assignment may be executed in multiple counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

(b)           To facilitate recordation, there may be omitted from the Exhibits to this Assignment in certain counterparts descriptions of property located in recording jurisdictions other than the jurisdiction in which the particular counterpart is to be filed or recorded.

Section 9.              Governing Law; Disputes.

(a)           Except to the extent that the Laws of the State of Louisiana are mandatorily applicable to this Assignment, this Assignment and any claim, controversy or dispute arising under or related to this Assignment or the transactions contemplated hereby or the rights, duties and relationship of the parties hereto and thereto, shall be governed by and construed and enforced in accordance with the Laws of the State of Texas, excluding any conflicts of law, rule or principle that might refer construction of provisions to the Laws of another jurisdiction.

(b)           The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties arising out of this Assignment, the Transaction Documents or the transactions contemplated hereby or thereby shall be in any state or federal court in Houston, Texas, and each of the Parties irrevocably submits to the jurisdiction of these courts solely in respect of any proceeding arising out of or related to this Assignment.  The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Assignment, the Transaction Documents or the transactions contemplated hereby or thereby in any court or jurisdiction other than the above specified courts.  The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of that judgment.

(c)           To the extent that any Party hereto or any of its Affiliates has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, that Party (on its own behalf and on behalf of its Affiliates) irrevocably (i) waives that immunity in respect of its obligations with respect to this Assignment and (ii) submits to the personal jurisdiction of any court described in Section 9(b).

(d)           The Parties agree that they knowingly, voluntarily and intentionally irrevocably waive the right to trial by jury in any action based hereon, or arising out of, under, or in connection with this Assignment, the Transaction Documents or the transactions contemplated hereby or thereby.

[Signature page follows.]

Each Party is signing this Assignment on the date stated in the introductory clause, but effective for purposes as of the Effective Time.

WITNESSES:	ASSIGNOR:

Midstates Petroleum Company LLC,
a Delaware limited liability company

By:
Print:	Name:
Title:

Print:

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

On this            day of                         , 2014, before me appeared                                                             , to me personally known, who, being by me duly sworn, did say that he is the                                          of MIDSTATES PETROLEUM COMPANY LLC and that the foregoing instrument was duly authorized and executed on behalf of said limited liability company and the said                                                              acknowledged said instrument to be the free act and deed of said limited liability company.

Notary Public
Print:
My Commission Expires:
Commission No.:

WITNESSES:	ASSIGNEE:

Baseline Energy Resources, LLC,
a Louisiana limited liability company

By:
Print:	Name:
Title:

Print:

STATE OF [ ]	§
§
COUNTY OF [ ]	§

On this            day of                         , 2014, before me appeared                                                             , to me personally known, who, being by me duly sworn, did say that he is the                                          of                                                                        and that the foregoing instrument was duly authorized and executed on behalf of said corporation and the said                                                              acknowledged said instrument to be the free act and deed of said corporation.

Notary Public
Print:
My Commission Expires:
Commission No.:

Exhibit A

Leases

See attached.

Exhibit A-1

Wells

See attached.

Exhibit A-2

Applicable Contracts

See attached.

Exhibit A-3

Easements; Rights-of-Way

See attached.

WHEN RECORDED RETURN TO:

[                            ]

EXHIBIT C-1

FORM OF DEED FOR LAND AND MINERAL INTEREST

STATE OF LOUISIANA	§
§
PARISH OF [ ]	§

DEED

BE IT KNOWN that, on the            day of                         , 2014, but effective as of 7:00 a.m. (Central Time) on April 1, 2014 (the “Effective Time”), before the undersigned Notary Public, duly commissioned and qualified, and in the presence of the undersigned competent witnesses, personally came and appeared:

MIDSTATES PETROLEUM COMPANY LLC (Tax ID No. **-***        ), a Delaware limited liability company, represented herein by its duly authorized                                         , pursuant to that Certificate of Authority, a certified copy of which is attached hereto, whose mailing address is 4400 Post Oak Parkway, Suite 1900, Houston, Texas 77027 (“Seller”);

who declared that, for the consideration hereinafter mentioned, it does, by these presents, SELL, TRANSFER and DELIVER, with full substitution and subrogation in and to any and all rights and actions of warranty which Seller has or may have against all preceding owners and vendors, unto:

                                              (Tax ID No. **-***        ), a                                     , represented herein by its duly authorized                                   , pursuant to those Board Resolutions, a certified copy of which is attached hereto, whose mailing address is                                                                                                            (“Buyer”);

present, accepting and purchasing for itself and assigns and acknowledging delivery and possession thereof, all of its right, title and interest in and to: (i) those certain tracts or parcels of land more fully described as tracts (a) — (f) on Exhibit A Part I attached hereto (the “Land”) and all mineral interest, mineral royalty interest or mineral servitudes affecting the Land; (ii) the mobile home described in Section II of Exhibit A; and (iii) the mineral interest, mineral royalty interest and mineral servitudes affecting the lands described in Section III (g) of Exhibit A

(collectively, the “Land and Mineral Interest”), including the following described property, to-wit:

(a)                                 All structures, buildings, improvements and fixtures of every kind and character located in, on or about the Land (collectively, the “Improvements”).

(b)                                 All rights and appurtenances appertaining to the Land and Improvements, including all rights under any easement agreements or other instruments benefiting the Land or Improvements.

(c)                                  All personal property located within or on the Land or Improvements of every kind and description (collectively, the “Tangible Personal Property”) which is located upon the Land as of the Effective Time of this sale other than the Excluded Assets.

Capitalized terms used but not defined herein shall have the respective meanings set forth in that certain Purchase and Sale Agreement (the “Purchase Agreement”) dated as of [                ], 2014, between Seller and Buyer.

Subject to the limitations set forth in Sections 11.1(b) and 11.1(c) of the Purchase Agreement, Seller warrants Defensible Title to the Land and Mineral Interest (subject to any reservations, limitations or depth restrictions contained in the public records and/or set forth in Exhibit B or Exhibit B-1) unto Buyer against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller.

Taxes assessed against the Land and Mineral Interest shall be prorated between the Seller and the Buyer.

Except as and to the limited extent expressly set forth in the Purchase Agreement, (i) Seller makes no representations or warranties, express, statutory or implied, and (ii) Seller expressly disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Buyer or any of its Affiliates, employees, agents, consultants or representatives (including any opinion, information, projection or advice that may have been provided to Buyer by any officer, director, employee, agent, consultant, representative or advisor of Seller or any of its Affiliates).

Except as set forth in the Purchase Agreement, and without limiting the generality of the foregoing, Buyer acknowledges and agrees that Seller makes no representations or warranties of any kind or type with respect to Land and Mineral Interest, including, without limitation, the environmental condition of the Land and Mineral Interest, the presence or absence of hazardous substances or other contaminants, the profitability, habitability, marketability, marketability or the suitability of the Land and Mineral Interest for any particular purpose.  Except as set forth in the Purchase Agreement, Buyer and Seller agree and stipulate that Buyer is purchasing the Land and Mineral Interest in an “as is, where is” condition “with all faults” and specifically and expressly without any warranties, representations, or guarantees whatsoever, either express or implied, with respect to buildings, soil conditions, suitability, or the absence of hazardous substances on, under, or about the Land and Mineral Interest, or any other warranties, representations, or guarantees of any kind, nature, or type whatsoever from or on behalf of Seller.  Buyer expressly waives the warranty of fitness for any particular use and the guarantee against redhibitory vices and defects (hidden or latent vices or defects in the Land and Mineral Interest which render it useless or render its use so inconvenient or imperfect that Buyer would not have purchased it had Buyer known of the vice or defect) and without any representation or warranty whatsoever, express or implied, of any kind as to any matter, not even for a return of the purchase price.  Except as set forth in the Purchase Agreement, Buyer herein waives any and all rights Buyer may have in connection therewith, including, without limitation, those provided by the laws, including particularly Louisiana Civil Code Articles 2520 et. seq., the warranties imposed by Louisiana Civil Code Article 2475, and the ability of Buyer to rescind the sale of the Land and Mineral Interest or obtain a reduction in the purchase price for any reason whatsoever, the Buyer herein releases Seller from any and all liability whatsoever in connection therewith. Buyer acknowledges and agrees that the purchase price of the Land and Mineral Interest and the terms and conditions hereof were negotiated and established after having taken into account the present condition of the Land and Mineral Interest.  Except as set forth in the Purchase Agreement, Buyer acknowledges that Buyer has fully inspected the Land and Mineral Interest and that Buyer agrees and stipulates that the Land and Mineral Interest is sold without any warranties, representations, or guarantees, express or implied, whatsoever, including, without limitation, as to workmanship, structure, stability, quality condition or state of repair of the Land and Mineral Interest and the improvements thereon; the status, stability and quality of soil conditions; any defects or damage and any other condition, whether latent or discoverable by reasonable inspection; merchantability or fitness for any particular purpose; zoning or other legal status of the Land and Mineral Interest; the Land and Mineral Interest or its operations’ compliance with any applicable codes, laws, rules, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity; and compliance with or existence of any violation of any environmental protection, pollution or land use laws, rules, regulations, orders or requirements or any other applicable laws relating to the environment, including, without limitation, those pertaining to the use, handling, generating, treating, storing or disposing of any hazardous waste or hazardous substance.  Except as set forth in the Purchase Agreement, Buyer acknowledges and declares reliance solely on Buyer’s own examination, inspection and evaluation of the Land and Mineral Interest and not on any warranties or representations, whether express, implied, written or oral, from Seller.  Except as provided in the Purchase Agreement, Buyer shall have absolutely no right of cause of action against Seller, whether in tort, contracts, quasi-contract or otherwise, to assert in any controversy or litigation any claim or demand arising from the sale or purchase of, or in any way in relation to or in connection with, the Land and Mineral Interest.  Buyer herein acknowledges that these provisions have been brought to the attention of Buyer; the provisions have been read and are understood by Buyer; the agreement of Buyer with and to the terms of this transaction is an integral part hereof, without which this transaction would not have been entered into by Seller; and the purchase price reflects and takes into consideration the provisions hereof.

This sale is made and accepted for and in consideration of the Allocated Value of the Land and Mineral Interest, namely, the sum of                                                                                  AND NO/100 ($                    ) DOLLARS, for which acquittance is herein granted.

Signature Page Follows

THUS DONE AND SIGNED on the            day of                         , 2014, in the presence of the undersigned competent witnesses, who signed with Seller and me, Officer, after due reading of the whole.

WITNESSES:		SELLER:

Midstates Petroleum Company LLC,
a Delaware limited liability company

By:
Print:		Name:
Title:

BUYER:

[ ],
an [ ] [ ]

By:
Print:		Name:
Title:

Notary Public
Print:
My Commission Expires:
Commission No.:

Exhibit A

LAND AND MINERAL INTEREST

I.                                        (a)                                 Commencing at the Southeast corner of the East Half of the East Two-Fifths of the Northeast Quarter of the Southwest Quarter (E/2 of E2/5 of NE/4 of SW/4) of Section 12, Township 7 South, Range 10 West, Louisiana Meridian, Beauregard Parish, Louisiana, thence North 00 degrees 57 minutes 27 seconds East along the East line of said E/2 of E2/5 of NE/4 of SW/4 a distance of 292.30 feet to the point of beginning, thence South 89 degrees 58 minutes 07 seconds West a distance of 266.64 feet to the West line of said E/2 of E2/5 of NE/4 of SW/4, thence North 01 degree 00 minutes 30 seconds East along said West line a distance of 357.78 feet, thence South 88 degrees 26 minutes 27 seconds East a distance of 266.29 feet to the East line of said E/2 of E2/5 of NE/4 of SW/4, thence South 00 degrees 57 minutes 27 seconds West along said East line a distance of 350.38 feet to the point of beginning, containing 2.166 acres, more or less;

(b)                                 The Southeast Quarter of the Southwest Quarter (SE/4 of SW/4) of Section 4, Township 7 South, Range 11 West, Beauregard Parish, Louisiana;

(c)                                  A tract of land containing 0.396 acres, more or less, commencing at the Southeast corner of the West Half of the East Two-Fifths of the Northeast Quarter of the Southwest Quarter (W/2 of E2/5 of NE/4 of SW/4) of Section 12, Township 7 South, Range 10 West, Louisiana Meridian, Beauregard Parish, Louisiana, thence North 01 degree 00 minutes 30 seconds East along the East line of said W/2 of E2/5 of NE/4 of SW/4 a distance of 285.32 feet to the point of beginning, thence South 89 degrees 58 minutes 07 seconds West a distance of 63.04 feet, thence North 05 degrees 44 minutes 36 seconds East a distance of 360.48 feet, thence South 88 degrees 26 minutes 27 seconds East a distance of 33.27 feet to the East line of said W/2 of E2/5 of NE/4 of SW/4, thence South 01 degree 00 minutes 30 seconds West along said East line a distance of 357.78 feet to the point of beginning, being the same property identified on that certain plat of survey prepared by Olin M. Lacy, Jr. as “Kelly Oil Co. 0.396 Ac. Encroachment on Shirley”;

(d)                                 That certain tract or parcel of land containing 245 acres, being the Southeast Quarter (SE/4) and the South Half of the Northeast Quarter (S/2 of NE/4) of Section 27, Township 6 South, Range 11 West, Beauregard Parish, Louisiana, said tract or parcel of land being a portion of the same property acquired by Leland J. Wallace and Dorothy W. Wallace from Halim S. Rahbany in that certain Act of Cash Sale dated September 20, 1973, recorded under Entry No. 231058, COB 295, Page 385, Records of Beauregard Parish, Louisiana;

(e)                                  A tract of land containing 4.202 acres, situated in Section 12, Township 7 South, Range 10 West, Beauregard Parish, Louisiana, and described as beginning at the

Northeast corner of the East Half of the East Two-Fifths of the Northeast Quarter of the Southwest Quarter (E/2 of E2/5 of NE/4 of SW/4) of Section 12, Township 7 South, Range 10 West, Louisiana Meridian, Beauregard Parish, Louisiana, thence South 00 degrees 57 minutes 27 seconds West along the East line of said E/2 of E2/5 of NE/4 of SW/4 a distance of 688.39 feet, thence North 88 degrees 26 minutes 27 seconds West a distance of 266.29 feet to the West line of said E/2 of E2/5 of NE/4 of SW/4, thence North 01 degree 00 minutes 30 seconds East along said West line a distance of 688.05 feet to the Northwest corner of said E/2 of E2/5 of NE/4 of SW/4, thence South 88 degrees 30 minutes 43 seconds East along the North line of said E/2 of E2/5 of NE/4 of SW/4 a distance of 265.68 feet to the point of beginning, being the same property identified as “TRACT 1 — 4.202 Ac.” on that certain plat of survey dated October 13, 2003, prepared by Olin M. Lacy, Jr.; and

A tract of land containing 1.768 acres, situated in Section 12, Township 7 South, Range 10 West, Beauregard Parish, Louisiana, and described as beginning at the Southeast corner of the East Half of the East Two-Fifths of the Northeast Quarter of the Southwest Quarter (E/2 of E2/5 of NE/4 of SW/4) of Section 12, Township 7 South, Range 10 West, Louisiana Meridian, Beauregard Parish, Louisiana, thence North 88 degrees 31 minutes 28 seconds West along the South line of said E/2 of E2/5 of NE/4 of SW/4 a distance of 266.86 feet to the Southwest corner of said E/2 of E2/5 of NE/4 of SW/4, thence North 01 degree 00 minutes 30 seconds East along the West line of said E/2 of E2/5 of NE/4 of SW/4 a distance of 285.32 feet, thence North 89 degrees 58 minutes 07 seconds East a distance of 266.64 feet to the East line of said E/2 of E2/5 of NE/4 of SW/4, thence South 00 degrees 57 minutes 27 seconds West along said East line a distance of 292.30 feet to the point of beginning, being the same property identified as “TRACT 3 — 1.768 Ac.” on that certain plat of survey dated October 13, 2003, prepared by Olin M. Lacy, Jr.;

(f)                                   That certain lot of ground, together with all improvements thereon, and all the rights, ways, privileges, servitudes, appurtenances and advantages thereunto belonging and all appurtenances thereof, more fully described as follows:  Beginning at the Southwest Corner of the West Half of the East Two-Fifths of the Northeast Quarter of the Southwest Quarter (SW/corner of W/2 of E2/5 of NE/4 of SW/4) of Section 12, Township 7 South, Range 10 West, Beauregard Parish, Louisiana (said point of beginning being on the South line of said Northeast Quarter of the Southwest Quarter (NE/4 of SW/4) a distance of 533.72 feet West of the Southeast Corner), thence North 01 degrees 03 minutes 33 seconds East a distance of 210.58 feet; thence South 88 degrees 31 minutes 25 seconds East a distance of 206.86 feet; thence South 00 degrees 03 minutes 33 seconds West a distance of 210.58 feet; thence North 99 degrees 31 minutes 25 seconds West a distance of 206.86 feet, to the point of beginning, containing one (1) acre, more or less; being the same property acquired by Ray Garland Bourque from Ora Lee Perkins by virtue of that “Act of Cash Sale” dated December 16, 1999, recorded December 17, 1999 under Entry No. 416142, COB 700, Page 45, Records of

Beauregard Parish, Louisiana; said property bearing the municipal address of 130 Carl Gimnick Road, Dequincy, Louisiana 70633; and

II.                                   That 1992 ROCW mobile home bearing VIN ALFRA0327007; and

III. (g)             All oil, gas and minerals in, on and under the following described property:

Tract 1:  That certain tract or parcel of land containing 168.00 acres, more or less, being the Southwest Quarter (SW/4) of Section 31, Township 6 South, Range 11 West, Beauregard Parish, Louisiana.  Said tract or parcel of land being the same property acquired by Grantors by virtue of that “Cash Warranty Deed” dated September 23, 1998 and recorded on October 14, 1998 in COB 680, Page 181, Entry No. 408050, Records of Beauregard Parish, Louisiana; and

Tract 2:  That certain tract or parcel of land containing 64.73 acres, more or less, being the Northwest Quarter of the Northeast Quarter (NW/4 of NE/4) and the North Half of the Northeast Quarter of the Northeast Quarter (N/2 of NE/4 of NE/4) of Section 6, Township 7 South, Range 11 West, Beauregard Parish, Louisiana.  Said tract or parcel of land being the same property acquired by Grantors by virtue of that “Cash Warranty Deed” dated September 23, 1998 and recorded on October 14, 1998 in COB 680, Page 181, Entry No. 408050, Records of Beauregard Parish, Louisiana.

DISCLOSURE SCHEDULES

Inclusion of a matter on a Schedule to this Agreement in relation to a representation or warranty which addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does or does not, or may or may not, have a Material Adverse Effect.  Likewise, the inclusion of a matter on a Schedule to this Agreement in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would or would not, or may or may not, breach such representation or warranty absent its inclusion on such Schedule.  Matters reflected in the Schedules to this Agreement, including specifications of the Assets, are not necessarily limited to matters required by this Agreement to be reflected in the Schedules.  Such additional matters are set forth for information purposes only, do not necessarily include other matters of a similar nature, and shall not expand the scope of the representations and warranties set forth in this Agreement.

Any fact or item which is clearly and conspicuously disclosed on any Schedule to this Agreement in such a way as to make its relevance or applicability to information called for by another Schedule or other Schedules to this Agreement reasonably apparent shall be deemed to be disclosed on such other Schedule or Schedules, as the case may be, notwithstanding the omission of a reference or cross-reference thereto.

Each of the Schedules to this Agreement is qualified in its entirety by reference to specific provisions of this Agreement, and is not intended to constitute, and shall not be construed as constituting, representations or warranties of Seller, except as and to the extent provided in this Agreement.